Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

EV3 INC.,

FOREIGNER MERGER SUB, INC.,

and

FOXHOLLOW TECHNOLOGIES, INC.

Dated as of July 21, 2007

i

5.15	Form S-8	67
5.16	Filing of ev3 Charter Amendment	67
5.17	Additional Agreements	67

ARTICLE	VI. Conditions Precedent	67
6.1	Conditions to Each Party’s Obligation To Effect the Merger	67
6.2	Conditions to Obligations of ev3	68
6.3	Conditions to Obligations of FoxHollow	69

ARTICLE	VII. Termination and Amendment	70
7.1	Termination	70
7.2	Effect of Termination	71
7.3	Termination Fee	71
7.4	Amendment	72
7.5	Extension; Waiver	73

ARTICLE	VIII. General Provisions	73
8.1	Non-survival of Representations, Warranties and Agreements	73
8.2	Notices	73
8.3	Definitions; Interpretation	74
8.4	Counterparts	75
8.5	Entire Agreement; No Third Party Beneficiaries	75
8.6	Governing Law	75
8.7	Severability	75
8.8	Assignment	75
8.9	Submission to Jurisdiction	75
8.10	Enforcement	76
8.11	WAIVER OF JURY TRIAL	76

INDEX OF DEFINED TERMS

Page
Acquisition Proposal	54
Acquisition Transaction	72
Action	27
Agreement	1
Applicable ev3 Plans	61
Applicable ev3 Stock Price	11
Applicable FoxHollow Plans	61
Applicable Law	18
Available Cash Election Amount	4
Available Cash Surplus	4
Business Day	2
Cash Electing FoxHollow Share	4
Cash Election	4
Cash Election Amount	4
Cash Fraction	4
Certificate of Merger	1
Certificates	5
Closing	2
Closing Date	2
COBRA	24
Code	1
Confidentiality Agreement	51
Constituent Corporations	2
Converted Equity Awards	10
Converted Option	10
Converted Stock Awards	10
Covered Employees	62
D&O Policy	65
DGCL	1
Dissenting Shares	11
Effective Time	2
Election Date	6
Environmental Claim	28
Environmental Laws	28
Environmental Permits	28
ERISA Affiliate	23
ev3	1
ev3 Benefit Plan	38
ev3 Board	33
ev3 Board Approval	41
ev3 Certificates	7
ev3 Charter Amendment	31
ev3 Common Stock	3

ev3 Contracts	38
ev3 Disclosure Schedule	29
ev3 ESPP	30
ev3 Financial Advisor	44
ev3 Financial Statements	33
ev3 Intellectual Property	42
ev3 Licenses	34
ev3 Permits	34
ev3 Permitted Liens	42
ev3 Preferred Stock	30
ev3 Product	34
ev3 Recommendation	41
ev3 Sale Agreement	56
ev3 SEC Documents	32
ev3 Share Issuance	31
ev3 Stock Awards	30
ev3 Stockholders Written Consent	1
Exchange Act	6
Exchange Agent	5
Exchange Fund	7
Expense Reimbursement	72
FDA	16
FDCA	18
Form of Election	5
Form S-4	59
FoxHollow	1
FoxHollow 401(k) Plan	62
FoxHollow Benefit Plan	23
FoxHollow Board	18
FoxHollow Board Approval	26
FoxHollow Board Recommendation	26
FoxHollow Board Recommendation Change	57
FoxHollow Book-Entry Shares	5
FoxHollow Common Stock	3
FoxHollow Contracts	22
FoxHollow Disclosure Schedule	12
FoxHollow ESPP	15
FoxHollow Financial Advisors	29
FoxHollow Financial Statements	17
FoxHollow Indemnified Parties	65
FoxHollow Intellectual Property	27
FoxHollow Licenses	18
FoxHollow Option	10
FoxHollow Permits	18
FoxHollow Permitted Liens	27
FoxHollow Preferred Stock	14

FoxHollow Product	18
FoxHollow SEC Documents	17
FoxHollow Stock Awards	10
FoxHollow Stockholder Meeting	58
FoxHollow Stockholder Proposal	26
FoxHollow Stockholders	57
FoxHollow’s Current Premium	65
Government Programs	20
Governmental Entity	16
Hazardous Materials	28
Healthcare Regulatory Approvals	16
HSR Act	16
Information/Proxy Statement-Prospectus	59
Infringe	27
Injunction	68
Insiders	63
Integration Committee	64
Intellectual Property	27
Lien	27
material adverse effect	13
Merger	1
Merger Co.	1
Merger Consideration	3
Mixed Consideration	3
Mixed Consideration Electing Share	3
Mixed Election	3
Mixed Election Per Share Cash Amount	3
Mixed Election Stock Exchange Ratio	3
Nasdaq	16
Newco	2
Non-Disruptive ev3 Sale Proposal	56
Non-Electing FoxHollow Share	5
PBGC	23
Per Share Cash Election Consideration	4
Person	8
Private Insurance Programs	20
Qualifying Amendment	60
Reduced Per Share Cash Election Amount	4
Regulation M-A Filing	60
Required ev3 Stockholder Vote	41
Required FoxHollow Stockholder Vote	26
Required Stockholder Votes	41
Requisite Regulatory Approvals	67
Restricted Divestiture	52
SEC	13
Second Merger	2

v

Section 16 Information	63
Securities Act	15
Significant Subsidiary	13
Stock Award Exchange Ratio	11
Stock Consideration	4
Stock Electing FoxHollow Share	4
Stock Election	4
Stock Election Exchange Ratio	4
Stock Election Per Share Cash Amount	4
Subsidiary	13
Superior Proposal	57
Surviving Corporation	2
tax	22
taxable	22
taxes	22
Termination Date	70
Termination Fee	71
Triggering Event	71
U.S.	8
Violation	16
Voting Agreement	1
Voting Debt	14
WARN Act	21

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of July 21, 2007 (this “Agreement”), is by and among ev3 Inc., a Delaware corporation (“ev3”), Foreigner Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of ev3 (“Merger Co.”), and FoxHollow Technologies, Inc., a Delaware corporation (“FoxHollow”).

A. Each of the respective Boards of Directors of ev3, Merger Co. and FoxHollow has approved, and declared it advisable and in the best interests of its stockholders to consummate, the business combination transaction and other transactions provided for herein, including the merger (the “Merger”) of Merger Co. with and into FoxHollow in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), and upon the terms and subject to the conditions set forth herein.

B. ev3 and FoxHollow intend the Merger to qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”).

C. ev3 and FoxHollow desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

D. Contemporaneously with the execution of this Agreement, as an inducement to ev3’s willingness to enter into this Agreement and incur the obligations set forth herein, certain of FoxHollow’s stockholders, which beneficially or of record hold an aggregate of approximately 34.1% of the outstanding shares of FoxHollow Common Stock, have entered into a voting agreement, dated as of the date hereof, with ev3 (each, a “Voting Agreement”), pursuant to which, upon the terms set forth therein, such stockholders have agreed to vote their shares of FoxHollow Common Stock in favor of this Agreement and the transactions contemplated thereby.

E. Contemporaneously with the execution of this Agreement, stockholders of ev3 holding sufficient ev3 Common Stock to approve the ev3 Share Issuance in connection with the Merger and the ev3 Charter Amendment have executed an action by written consent (the “ev3 Stockholders Written Consent”) approving the ev3 Share Issuance and the ev3 Charter Amendment.

Accordingly, and in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I.

The Merger

1.1 Effective Time of Merger. Subject to the provisions of this Agreement, a certificate of merger (the “Certificate of Merger”) shall be duly prepared, executed by FoxHollow and thereafter delivered to the Secretary of State of the State of Delaware for filing, as provided in the DGCL, on the Closing Date (as defined in Section 1.2). The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such time thereafter as is agreed upon in writing by ev3 and FoxHollow and provided in the Certificate of Merger (the “Effective Time”).

1.2 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., Minneapolis, Minnesota time, on the date (the “Closing Date”) that is the second Business Day after the satisfaction or waiver (subject to Applicable Law) of the conditions set forth in Article VI (excluding conditions that, by their terms, are to be satisfied on the Closing Date but subject to the satisfaction or waiver of such conditions), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Oppenheimer Wolff & Donnelly LLP, 3300 Plaza VII, 45 South Seventh Street, Minneapolis, Minnesota 55402, unless another place is agreed to in writing by the parties hereto. For the purposes of this Agreement, “Business Day” shall mean each day other than a Saturday, Sunday or any other day when commercial banks in New York, New York are authorized or required by law to close.

1.3 Effects of the Merger. At the Effective Time, Merger Co. shall be merged with and into FoxHollow, the separate existence of Merger Co. shall cease and FoxHollow shall continue as the surviving corporation in the Merger. The Merger will have the effects set forth in the DGCL. As used in this Agreement, “Constituent Corporations” shall mean each of Merger Co. and FoxHollow, and “Surviving Corporation” shall mean FoxHollow, at and after the Effective Time, as the surviving corporation in the Merger and a direct wholly owned subsidiary of ev3.

1.4 Alternative Merger Structure.

(a) Notwithstanding anything in this Agreement to the contrary, in the event that counsel for ev3 or FoxHollow is unable to deliver the tax opinion set forth in the closing conditions in Sections 6.2(e) and 6.3(c), respectively, ev3 shall effect the Second Merger, as described in Section 1.4(b), provided that such counsel has indicated that assuming the Second Merger will be effected, such counsel will be able to deliver such tax opinion.

(b) Immediately following the Effective Time, as part of a single overall transaction with the Merger described in Section 1.3 and pursuant to an integrated plan, the Surviving Corporation of the Merger shall be merged with and into, at ev3’s election, ev3 or a wholly-owned subsidiary of ev3 (which shall be either a corporation or a limited liability company) (such wholly-owned subsidiary of ev3 is referred to herein as “Newco” and such merger is referred to herein as the “Second Merger”). Following the Second Merger, Newco or ev3, as applicable, shall continue as the surviving entity. If the Second Merger is consummated, where applicable (i) the term “Merger” shall refer to the Merger described in Section 1.3 and the Second Merger, taken together as an integrated transaction; and (ii) the term “Surviving Corporation” shall refer to either Newco or ev3 as the surviving entity after the Second Merger.

1.5 Certificate of Incorporation. At the Effective Time, the certificate of incorporation of Merger Co. as in effect immediately prior to the Effective Time, the form of which certificate shall be reasonably acceptable to FoxHollow, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by Applicable Law, consistent with the obligations set forth in Section 5.13.

1.6 By-Laws. At the Effective Time, the By-laws of Merger Co. as in effect immediately prior to the Effective Time, the form of which By-laws shall be reasonably acceptable to FoxHollow, shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by Applicable Law, consistent with the obligations set forth in Section 5.13.

1.7 Officers and Directors of Surviving Corporation. The officers of Merger Co. as of the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be. The directors of Merger Co. as of the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified.

ARTICLE II.

Effects of the Merger

2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of FoxHollow Common Stock:

(a) Cancellation of Treasury Stock. All shares of common stock, par value $0.001 per share, of FoxHollow (the “FoxHollow Common Stock”) that are owned by FoxHollow as treasury stock shall be canceled and shall cease to exist, and no shares of common stock, par value $0.01 per share, of ev3 (the “ev3 Common Stock”) or other consideration shall be delivered in exchange therefor.

(b) Conversion of FoxHollow Common Stock. Each share of FoxHollow Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares to be canceled in accordance with Section 2.1(a), (ii) Dissenting Shares, (iii) shares owned by ev3 immediately prior to the Effective Time, which shares shall be cancelled and extinguished, and (iv) shares owned by any direct or indirect wholly owned Subsidiary (as defined in Section 3.1(a)(i)) of ev3 or any direct or indirect wholly owned Subsidiary of FoxHollow immediately prior to the Effective Time, which shares shall be cancelled and extinguished) shall be canceled and extinguished and automatically converted into the right to receive the following consideration (the “Merger Consideration”):

(i) Each share of FoxHollow Common Stock with respect to which an election to receive a combination of stock and cash (a “Mixed Election”) has been effectively made and not revoked or lost pursuant to Section 2.2 (each, a “Mixed Consideration Electing Share”) and each Non-Electing FoxHollow Share (as that term is defined in Section 2.2(c)) shall be converted into the right to receive the combination (which combination shall hereinafter be referred to as the “Mixed Consideration”) of (x) 1.45 shares (the “Mixed Election Stock Exchange Ratio”) of validly issued, fully paid and non-assessable shares of ev3 Common Stock (together with any cash in lieu of fractional shares of ev3 Common Stock to be paid pursuant to Section 2.5), and (y) $2.75 in cash (the “Mixed Election Per Share Cash Amount”).

(ii) Each share of FoxHollow Common Stock with respect to which an election to receive cash (a “Cash Election”) has been effectively made and not revoked or lost pursuant to Section 2.2 (each, a “Cash Electing FoxHollow Share”) shall be converted (provided that the Available Cash Election Amount (as defined below) equals or exceeds the Cash Election Amount (as defined below)) into the right to receive $25.92 in cash without interest (the “Per Share Cash Election Consideration”); provided, however, that if (A) the product of the total number of Cash Electing FoxHollow Shares and the Per Share Cash Election Consideration (such product being the “Cash Election Amount”) exceeds (B) the difference between (x) the product of the Mixed Election Per Share Cash Amount and the total number of shares of FoxHollow Common Stock (other than the shares cancelled pursuant to Section 2.1(a)) issued and outstanding immediately prior to the Effective Time minus (y) the product of the total number of Mixed Consideration Electing Shares and the Mixed Election Per Share Cash Amount (such difference being the “Available Cash Election Amount”), then each Cash Electing FoxHollow Share shall be converted into a right to receive in lieu of the Per Share Cash Election Consideration (1) an amount of cash (without interest) (the “Reduced Per Share Cash Election Amount”) equal to the product of (p) the Per Share Cash Election Consideration and (q) a fraction, the numerator of which shall be the Available Cash Election Amount and the denominator of which shall be the Cash Election Amount (such fraction being the “Cash Fraction”) and (2) a number of validly issued, fully paid and non-assessable shares of ev3 Common Stock equal to the product of (r) the Stock Election Exchange Ratio and (s) the difference between one (1) and the Cash Fraction.

(iii) Each share of FoxHollow Common Stock with respect to which an election to receive stock consideration (a “Stock Election”) has been properly made and not revoked or lost pursuant to Section 2.2 (each, a “Stock Electing FoxHollow Share”) shall be converted (provided that the Cash Election Amount equals or exceeds the Available Cash Election Amount), into the right to receive 1.62 shares of validly issued, fully paid and non-assessable shares of ev3 Common Stock (the “Stock Election Exchange Ratio”) (together with any cash in lieu of fractional shares of ev3 Common Stock to be paid pursuant to Section 2.5, the “Stock Consideration”); provided, however, that if the Available Cash Election Amount exceeds the Cash Election Amount (the amount of any such excess, the “Available Cash Surplus”), then each Stock Electing FoxHollow Share shall be converted into the right to receive in lieu of the Stock Election Exchange Ratio (1) an amount of cash (without interest) (the “Stock Election Per Share Cash Amount”) equal to the Available Cash Surplus divided by the total number of Stock Electing FoxHollow Shares and (2) a number of validly issued, fully paid and non-assessable shares of ev3 Common Stock equal to the product of (x) the Stock Election Exchange Ratio and (y) a fraction, the numerator of which shall be the difference between the Per Share Cash Election Consideration and the Stock Election Per Share Cash Amount, and the denominator of which shall be the Per Share Cash Election Consideration.

Upon conversion of the shares of FoxHollow Common Stock pursuant to this Section 2.1(b) into the right to receive the Merger Consideration set forth in this Section 2.1(b), all such shares of FoxHollow Common Stock shall no longer be outstanding and shall automatically be canceled and extinguished and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent only the right to receive the Merger Consideration in respect of such shares upon the surrender of the certificate representing such shares in accordance with Section 2.3(b) (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.3(j)).

(c) Merger Co. Capital Stock. Each share of common stock, par value $0.01 per share, of Merger Co. outstanding immediately prior to the Effective Time shall be automatically converted into and become one fully paid and non-assessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Merger Co. shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

2.2 Stock-Cash Election Procedure.

(a) Not less than three Business Days prior to the mailing of the Information/Proxy Statement-Prospectus, ev3 shall designate a bank or trust company reasonably acceptable to FoxHollow to act as exchange agent hereunder (the “Exchange Agent”), for the purpose of exchanging certificates that immediately prior to the Effective Time represented shares of FoxHollow Common Stock (the “Certificates”) and shares of FoxHollow Common Stock represented by book-entry (“FoxHollow Book-Entry Shares”).

(b) Each person who, on or prior to the Election Date (as defined below), is a record holder of shares of FoxHollow Common Stock (other than Dissenting Shares) shall be entitled to specify the number of such holder’s shares of FoxHollow Common Stock with respect to which such holder makes a Cash Election, Stock Election or Mixed Election.

(c) ev3 shall prepare and file as an exhibit to the Form S-4 a form of election (the “Form of Election”) in form and substance reasonably acceptable to FoxHollow. The Form of Election shall specify that delivery shall be effected, and risk of loss and title to any Certificates shall pass only, upon proper delivery of the Form of Election, together with duly executed transmittal materials included in the Form of Election and, as applicable, any Certificates. FoxHollow shall mail the Form of Election with the Information/Proxy Statement-Prospectus (as defined in Section 5.6) to all persons who are record holders of shares of FoxHollow Common Stock as of the record date for the FoxHollow Stockholder Meeting (as defined in Section 5.5(a)). The Form of Election shall be used by each record holder of shares of FoxHollow Common Stock (or, in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to make a valid and timely Cash Election, Stock Election or Mixed Election. In the event that a holder fails to make a valid and timely Cash Election, Stock Election or Mixed Election with respect to any shares of FoxHollow Common Stock held or beneficially owned by such holder, then such holder shall be deemed to have made a Mixed Election with respect to those shares (each such share, a “Non-Electing FoxHollow Share”). FoxHollow shall use its reasonable best efforts to make the Form of Election available to all persons who become record or beneficial holders of shares of FoxHollow Common Stock during the period between the record date for the FoxHollow Stockholder Meeting and the Election Date.

(d) Any holder’s election shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., Eastern time, on the later of (i) the date of the FoxHollow Stockholder Meeting or (ii) if the Closing Date is more than four (4) Business Days following the date of the FoxHollow Stockholder Meeting, on a date agreed by the parties that occurs at least two (2) Business Days preceding the Closing Date (the “Election Date”), a Form of Election properly completed and signed and accompanied by (x) Certificates representing the shares of FoxHollow Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the FoxHollow (or by an appropriate guarantee of delivery of such Certificates as set forth in such Form of Election from a firm that is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)); provided that such Certificates are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery) or (y) in the case of FoxHollow Book-Entry Shares, any additional documents required by the procedures set forth in the Form of Election.

(e) ev3 and FoxHollow shall publicly announce the anticipated Election Date at least ten (10) Business Days prior to the anticipated Closing Date. If the Closing Date is delayed to a subsequent date, the Election Date shall be similarly delayed to a subsequent date, and ev3 and FoxHollow shall promptly announce any such delay and, when determined, the rescheduled Election Date.

(f) Any Cash Election, Stock Election or Mixed Election may be revoked with respect to all or any portion of the shares of FoxHollow Common Stock subject thereto by the holder who submitted the applicable Form of Election by written notice received by the Exchange Agent prior to 5:00 p.m., Eastern time, on the Election Date. In addition, all Cash Elections, Stock Elections and Mixed Elections shall automatically be revoked if this Agreement is terminated in accordance with Article VII. If a Cash Election, Stock Election or Mixed Election is revoked with respect to shares of FoxHollow Common Stock represented by Certificates, Certificates representing such shares shall be promptly returned to the holder that submitted the same to the Exchange Agent.

(g) The determination of the Exchange Agent (or the joint determination of ev3 and FoxHollow, in the event that the Exchange Agent declines to make any such determination) shall be conclusive and binding as to whether or not Mixed Elections, Cash Elections and Stock Elections shall have been properly made or revoked pursuant to this Section 2.2 and as to when Mixed Elections, Cash Elections, Stock Elections and revocations were received by the Exchange Agent. ev3 and FoxHollow jointly shall make all computations contemplated by Section 2.1(b), and absent manifest error this computation shall be conclusive and binding. The Exchange Agent may, with the written agreement of ev3 and FoxHollow, make any rules as are consistent with this Section 2.2 for the implementation of the Mixed Elections, Cash Elections, Stock Elections provided for in this Agreement as shall be necessary or desirable to effect these Mixed Elections, Cash Elections and Stock Elections.

2.3 Exchange of Certificates.

(a) Deposit of Merger Consideration. At or as promptly as practicable (and, in any event, within two (2) Business Days) after the Effective Time, ev3 shall deposit with the Exchange Agent, for the benefit of the stockholders of FoxHollow, (A) certificates or, at ev3’s option, evidence of shares in book entry form, representing shares of ev3 Common Stock (the

“ev3 Certificates”) in denominations as the Exchange Agent may reasonably specify, in each case as is issuable pursuant to this Article II in respect of shares of FoxHollow Common Stock for which Certificates or FoxHollow Book-Entry Shares have been properly delivered to the Exchange Agent, and (B) cash, in each case as is payable pursuant to this Article II in respect of shares of FoxHollow Common Stock for which Certificates or FoxHollow Book-Entry Shares have been properly delivered to the Exchange Agent or is payable in lieu of fractional shares. Such ev3 Certificates (or evidence of book-entry form, as the case may be) and such cash so deposited, together with any dividends or distributions with respect thereto, are hereinafter referred to as the “Exchange Fund”.

(b) Exchange Procedures. Promptly after the Effective Time, the Exchange Agent shall send to each holder of record of a Certificate whose shares were, pursuant to Section 2.1, converted into the right to receive Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions to which ev3 and FoxHollow shall reasonably agree), and (ii) instructions to effect the surrender of the Certificates in exchange for the Merger Consideration. (x) Each former stockholder of FoxHollow who properly and duly made a Cash Election, Stock Election or Mixed Election pursuant to Section 2.2, and did not revoke such election, shall be entitled to receive in exchange for such stockholder’s Cash Electing FoxHollow Shares, Stock Electing FoxHollow Shares or Mixed Consideration Electing Shares, as the case may be; and (y) each holder of Non-Electing FoxHollow Shares, upon surrender to the Exchange Agent of a Certificate or FoxHollow Book-Entry Shares, as applicable, representing such Non-Electing FoxHollow Shares together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Exchange Agent, shall be entitled to receive in exchange for such stockholder’s Non-Electing FoxHollow Shares, the following:

(i) (I) the number of whole shares of ev3 Common Stock, if any, into which such holder’s shares of FoxHollow Common Stock represented by such holder’s properly surrendered Certificates or FoxHollow Book-Entry Shares, as applicable, were converted in accordance with this Article II (after taking into account all shares of FoxHollow Common Stock to which an election or non-election of the same type were made), plus (II) any dividends or other distributions that such holder has the right to receive pursuant to Section 2.3(e), and such Certificates or FoxHollow Book-Entry Shares so surrendered shall be forthwith cancelled, and

(ii) a check in an amount of U.S. dollars (after giving effect to any required withholdings pursuant Section 2.3(d)) equal to (I) the amount of cash (including the Mixed Election Per Share Cash Amount, the Per Share Cash Election Consideration, the Reduced Per Share Cash Election Amount or the Stock Election Per Share Cash Amount, as applicable, and cash in lieu of fractional interests in shares of ev3 Common Stock to be paid pursuant to Section 2.5), if any, into which such holder’s shares of FoxHollow Common Stock represented by such holder’s properly surrendered Certificates or FoxHollow Book-Entry Shares, as applicable, were converted in accordance with this Article II, plus (II) any dividends or other distributions that such holder has the right to receive pursuant to Section 2.3(e).

Until surrendered as contemplated by Section 2.2 or this Section 2.3, each Certificate or FoxHollow Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Article II and cash, if any, in lieu of any fractional share in accordance with Section 2.5. No interest will be paid or will accrue on any cash payable to holders of Certificates or FoxHollow Book-Entry Shares under the provisions of this Article II.

(c) Transfers. In the event that a transfer of ownership of shares of FoxHollow Common Stock is not registered in the stock transfer books or ledger of FoxHollow, or if any certificate for the Merger Consideration is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition to the issuance thereof that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such exchange shall have paid to the Exchange Agent any transfer or other taxes required as a result of the issuance of a certificate for ev3 Common Stock in any name other than that of the registered holder of such shares of FoxHollow Common Stock, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. For purposes of this Agreement, “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

(d) Tax Withholding. Each of the Exchange Agent, the Surviving Corporation and ev3 shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to any holder of shares of FoxHollow Common Stock, and from any cash dividends or other distributions that the holder is entitled to receive under Section 2.3(e), such amounts as the Exchange Agent, the Surviving Corporation or ev3 is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of United States (“U.S.”) federal, state or local tax law or any other non-U.S. tax law or any other applicable legal requirement. To the extent that amounts are so withheld by the Exchange Agent, the Surviving Corporation or ev3, such amounts withheld from the Merger Consideration and other such amounts payable under Section 2.3(e) shall be treated for all purposes of this Agreement as having been received by the holder of the shares of FoxHollow Common Stock in respect of which such deduction and withholding was made by the Exchange Agent, the Surviving Corporation or ev3.

(e) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to ev3 Common Stock with a record date on or after the Effective Time, or that are payable to the holders of record thereof who become such on or after the Effective Time, shall be paid to the holder of any unsurrendered Certificate or FoxHollow Book-Entry Share until those Certificates or FoxHollow Book-Entry Shares are surrendered as provided in this Article II. All such dividends, other distributions and cash in lieu of fractional shares of ev3 Common Stock which are to be paid in respect of the shares of ev3 Common Stock to be received upon surrender of the Certificate or FoxHollow Book-Entry Shares shall be paid by ev3 to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate or FoxHollow Book-Entry Shares in accordance with this Article II. Subject to the effect of applicable escheat or similar Applicable Laws and Applicable Laws with respect to the withholding of taxes, following surrender of any such Certificate or FoxHollow

Book-Entry Shares there shall be paid to the holder of the ev3 Certificate or FoxHollow Book-Entry Shares representing whole shares of ev3 Common Stock issued in exchange therefor, without interest (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of ev3 Common Stock and the amount of any cash payable in lieu of a fractional share of ev3 Common Stock to which such holder is entitled pursuant to Section 2.5 and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of ev3 Common Stock. ev3 shall make available to the Exchange Agent sufficient cash for the purpose of satisfying its obligations under clause (i) above.

(f) No Further Ownership Rights in FoxHollow Common Stock. The Merger Consideration delivered upon the surrender for exchange of shares of FoxHollow Common Stock in accordance with the terms of this Article II (including distributions and dividends paid pursuant to Section 2.3(e) and any cash paid in lieu of fractional shares pursuant to Section 2.5) shall be deemed payment in full satisfaction of all rights pertaining to such shares of FoxHollow Common Stock, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been authorized or made by FoxHollow on such shares of FoxHollow Common Stock which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the transfer books of the Surviving Corporation of the shares of FoxHollow Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II, except as otherwise provided by Applicable Law.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates or FoxHollow Book Entry Shares for one year after the Effective Time shall be delivered to ev3 upon demand, and any holders of the Certificates or FoxHollow Book Entry Shares who have not theretofore complied with this Article II shall thereafter look only to ev3 for payment of their claim for Merger Consideration, any cash in lieu of fractional shares of ev3 Common Stock and any dividends or distributions with respect to ev3 Common Stock.

(h) No Liability. None of FoxHollow, ev3, Merger Co., the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of ev3 Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to such date on which any Merger Consideration, any cash payable to the holder of such Certificate or FoxHollow Book-Entry Shares pursuant to this Article II or any dividends or distributions payable to the holder of such Certificate or FoxHollow Book-Entry Shares would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration or cash, dividends or distributions in respect of such Certificate or FoxHollow Book-Entry Shares shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, and any holders of the Certificates or FoxHollow Book-Entry Shares who have not theretofore complied with this

Article II shall thereafter look only to ev3 for payment of their claim for Merger Consideration, any cash in lieu of fractional shares of ev3 Common Stock and any dividends or distributions with respect to ev3 Common Stock.

(i) Investment of Exchange Fund. The Exchange Agent shall invest all cash included in the Exchange Fund, as directed by ev3. Any interest and other income resulting from such investments shall be paid to ev3.

(j) Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration, any cash payable in respect thereof in lieu of any fractional shares pursuant to Section 2.5 and any dividends or other distributions as may be required pursuant to this Article II in respect of the shares of FoxHollow Common Stock represented by such lost, stolen or destroyed Certificates; provided, however, that ev3 may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against ev3 or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.4 Options and Other FoxHollow Stock Awards.

(a) (x) Options to purchase shares of FoxHollow Common Stock (each, a “FoxHollow Option”) held by any employee, consultant, independent contractor or director and (y) other awards based on FoxHollow Common Stock (collectively with the FoxHollow Options, the “FoxHollow Stock Awards”) held by any employee, consultant, independent contractor or director which are outstanding immediately prior to the Effective Time shall be converted into and become, respectively, (x) options to purchase shares of ev3 Common Stock (each, a “Converted Option”) and, (y) with respect to all other FoxHollow Stock Awards, awards based on shares of ev3 Common Stock (the “Converted Stock Awards” and, together with the Converted Options, the “Converted Equity Awards”), in each case, on terms substantially identical to those in effect immediately prior to the Effective Time under the terms of the stock incentive plan or other related agreement or award pursuant to which such FoxHollow Stock Award was granted; provided, however, that from and after the Effective Time:

(i) each such Converted Option may be exercised solely to purchase shares of ev3 Common Stock;

(ii) the number of shares of ev3 Common Stock issuable upon exercise of such Converted Option shall be equal to the product of (x) the number of shares of FoxHollow Common Stock that were issuable upon exercise under the corresponding FoxHollow Option immediately prior to the Effective Time, and (y) the Stock Award Exchange Ratio (as defined below), rounded down to the nearest whole share;

(iii) the per share exercise price under such Converted Option shall be determined by dividing (x) the per share exercise price of the corresponding FoxHollow Option immediately prior to the Effective Time by (y) the Stock Award Exchange Ratio, rounded up to the nearest whole cent; and

(iv) the number of shares of ev3 Common Stock subject to such Converted Stock Awards shall be equal to the product of (x) the number of the shares of FoxHollow Common Stock subject to the corresponding FoxHollow Stock Award immediately prior to the Effective Time, and (y) the Stock Award Exchange Ratio, rounded down to the nearest whole share.

For purposes of this Agreement, the “Stock Award Exchange Ratio” shall be equal to the quotient obtained by dividing (x) an amount equal to (A) $2.75, plus (B) the product of 1.45 and the average of the closing prices for a share of ev3 Common Stock on the Nasdaq Global Select Market for the ten (10) consecutive trading day period ending on (and including) the second trading day prior to the day on which the Effective Time occurs (the “Applicable ev3 Stock Price”) by (y) the Applicable ev3 Stock Price.

(b) It is the intent of the parties that to the extent permitted by Applicable Laws and regulations, all Converted Options that prior to the Effective Time were treated as incentive or non-qualified stock options under the Code shall from and after the Effective Time continue to be treated as incentive or non-qualified stock options, respectively, under the Code, and that the assumption of all FoxHollow Stock Options hereunder shall be done in a manner that complies with Treas. Reg. Section 1.424-1. As soon as administratively practicable after the Closing Date, ev3 shall issue to each individual who is a holder of a Converted Equity Award a document evidencing the foregoing assumption of such award by ev3.

2.5 No Fractional Shares. No certificates representing less than one share of ev3 Common Stock shall be issued in exchange for shares of FoxHollow Common Stock upon the surrender for exchange of a Certificate or FoxHollow Book-Entry Shares. In lieu of any such fractional share, each holder of shares of FoxHollow Common Stock who would otherwise have been entitled to a fraction of a share of ev3 Common Stock upon surrender of Certificates or FoxHollow Book-Entry Shares for exchange (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.3(j)) shall be paid upon such surrender (and after taking into account and aggregating shares of FoxHollow Common Stock represented by all Certificates and FoxHollow Book-Entry Shares surrendered by such holder) cash (without interest) in an amount equal to the product obtained by multiplying (a) the fractional share interest to which such holder (after taking into account and aggregating all shares of FoxHollow Common Stock represented by all Certificates and FoxHollow Book-Entry Shares surrendered by such holder) would otherwise be entitled by (b) the Applicable ev3 Stock Price, rounded down to the nearest whole cent.

2.6 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of FoxHollow Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a holder of such shares of FoxHollow Common Stock who properly exercises appraisal rights with respect thereto in accordance with Section 262 of DGCL (such shares, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration, and the holder of such Dissenting Shares will be entitled only to receive payment of the appraised value of such shares of FoxHollow Common Stock in accordance with the provisions of such Section 262 unless and until such holder fails to perfect or effectively withdraws or loses such holder’s right to appraisal and payment under the DGCL. For purposes of the calculations in Section 2.1(b), all Non-Electing FoxHollow Shares and

shares of FoxHollow Common Stock that constitute Dissenting Shares immediately prior to the Effective Time shall be deemed to be Mixed Consideration Electing Shares. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of FoxHollow Common Stock will thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration payable or issuable in respect of Mixed Consideration Electing Shares as set forth in Section 2.1(b), without any interest thereon. FoxHollow shall give prompt notice to ev3 of any demands received by FoxHollow for appraisals of shares of FoxHollow Common Stock. ev3 shall have the right to control, and FoxHollow shall have the right to participate in, all negotiations and proceedings with respect to demands for appraisal under the DGCL. FoxHollow shall not, except with the prior written consent of ev3 (which shall not be unreasonably conditioned, withheld or delayed), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

2.7 Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of ev3 or FoxHollow shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration and any other items similarly dependent on the outstanding shares of capital stock of ev3 or FoxHollow, as the case may be, shall be equitably adjusted; provided, however, that nothing contained herein shall be deemed to permit any action that ev3 is otherwise prohibited from taking pursuant to this Agreement.

ARTICLE III.

Representations and Warranties

3.1 Representations and Warranties of FoxHollow. Except (x) with respect to any subsection of this Section 3.1, as set forth in the correspondingly identified subsection of the disclosure schedule delivered by FoxHollow to ev3 concurrently herewith (the “FoxHollow Disclosure Schedule”) (it being understood by the parties that the information disclosed in one subsection of the FoxHollow Disclosure Schedule shall be deemed to be included in each other subsection of the FoxHollow Disclosure Schedule in which the relevance of such information thereto would be readily apparent on the face thereof) or (y) as disclosed in the FoxHollow SEC Documents (as defined below) filed with the SEC prior to the date hereof (other than any “risk factors,” management’s discussion and analysis, or other forward-looking statements included therein), FoxHollow represents and warrants to ev3 as follows:

(a) Organization, Standing and Power. FoxHollow is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such other jurisdictions where the failure so to qualify and be in such standing would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on FoxHollow. The Certificate of Incorporation and By-laws of FoxHollow, copies of which were previously made available to ev3, are true, complete and correct copies of such documents as in effect on the date of this Agreement. As used in this Agreement:

(i) the word “Subsidiary” when used with respect to any party, means any corporation or other organization, whether incorporated or unincorporated, (x) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership), or (y) at least a majority of the securities or other interests of which, that have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries;

(ii) a “Significant Subsidiary” means any Subsidiary of FoxHollow or ev3, as the case may be, that would constitute a Significant Subsidiary of such party within the meaning of Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the “SEC”);

(iii) any reference to any event, change or effect being “material” with respect to any entity means an event, change or effect which is material in relation to the financial condition, properties, assets, liabilities, businesses or results of operations of such entity and its Subsidiaries taken as a whole; and

(iv) the term “material adverse effect” means, with respect to any entity, any occurrence, condition, change, event or development, or series of any of the foregoing that, individually or in the aggregate, is or is reasonably likely to (A) be materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity taken as a whole with its Subsidiaries or (B) materially impair, prevent or delay the ability of such entity to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder; provided that, for purposes of paragraph (iii) above and clause (A) of this paragraph (iv), the following shall not be deemed “material” or to have a “material adverse effect”: any change or event caused by or resulting from (1) changes in prevailing economic or financial market conditions in the United States or any other jurisdiction in which such entity has substantial business operations (except to the extent that those changes have a materially disproportionate effect on such entity and its Subsidiaries relative to the other party and its Subsidiaries), (2) changes or events, after the date hereof, affecting the industries in which such entity operates generally (except to the extent those changes or events have a materially disproportionate effect on such entity and its Subsidiaries relative to the other party and its Subsidiaries), (3) changes, after the date hereof, in generally accepted accounting principles or requirements applicable to such entity and its Subsidiaries (except to the extent those changes have a materially disproportionate effect on such entity and its Subsidiaries relative to the other party and its Subsidiaries), (4) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by any Governmental Entity (as defined in Section 3.1(c)(iii)) (except to the extent those changes have a materially disproportionate effect on such entity and its Subsidiaries relative to the other party and its Subsidiaries), (5) the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby or thereby or the announcement or pendency thereof, (6) any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located or (7) the failure to meet public estimates or forecasts of revenues, earnings of other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself, provided, however, that this exclusion shall not include any underlying cause of such failures; and provided, further, that in no event shall a change in the trading prices of a party’s capital stock, by itself, be considered material or constitute a material adverse effect.

(b) Capital Structure.

(i) The authorized capital stock of FoxHollow consists of 50,000,000 shares of FoxHollow Common Stock, and 5,000,000 preferred shares, par value $0.001 per share (the “FoxHollow Preferred Stock”). As of the close of business on July 18, 2007, (A) 29,658,753 shares of FoxHollow Common Stock were issued and outstanding, (B) no shares of FoxHollow Common Stock were held by FoxHollow in its treasury, (C) no shares of FoxHollow Common Stock were held by FoxHollow’s Subsidiaries, (D) no shares of FoxHollow Common Stock remain reserved for issuance pursuant to FoxHollow Stock Awards outstanding on such date (other than 33,531 shares of unvested restricted stock, 179,375 shares to be issued upon the vesting of restricted stock units and FoxHollow Options outstanding on such date as set forth in clause (E) of this paragraph) and (E) 3,794,123 shares of FoxHollow Common Stock were subject to outstanding and unexercised FoxHollow Options with a weighted average exercise price of $24.72 per share. As of the date hereof, no shares of FoxHollow Preferred Stock are issued and outstanding or reserved for issuance and no shares of FoxHollow Preferred Stock are held by FoxHollow in its treasury. All outstanding shares of FoxHollow Common Stock have been duly authorized and validly issued and are fully paid and, except as set forth in the DGCL, non-assessable and are not subject to preemptive rights.

(ii) No outstanding warrants to purchase shares of FoxHollow Common Stock or FoxHollow Preferred Stock are issued or outstanding.

(iii) No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders may vote (“Voting Debt”) of FoxHollow are issued or outstanding.

(iv) Except for (A) this Agreement, (B) outstanding FoxHollow Stock Awards specified in paragraph (i) above, (C) options granted pursuant to the FoxHollow ESPP and (D) agreements entered into and securities and other instruments issued after the date of this Agreement as permitted by Section 4.1, there are no options, warrants, calls, rights, commitments or agreements of any character to which FoxHollow or any Subsidiary of FoxHollow is a party or by which it or any such Subsidiary is bound obligating FoxHollow or any Subsidiary of FoxHollow to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or stock appreciation rights of FoxHollow or of any Subsidiary of FoxHollow or obligating FoxHollow or any Subsidiary of FoxHollow to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Except in accordance with the terms of FoxHollow Stock Awards, there are no outstanding contractual obligations of FoxHollow or any of its Subsidiaries (x) to repurchase, redeem or otherwise acquire any shares of capital stock of FoxHollow or any of its Subsidiaries, or (y) pursuant to which FoxHollow or any of its Subsidiaries is or could be required to register shares of FoxHollow Common Stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”), except any such contractual obligations entered into after the date hereof as permitted by Section 4.1.

(v) Since July 18, 2007, except as permitted by Section 4.1, FoxHollow has not (A) issued or permitted to be issued any shares of capital stock, stock appreciation rights or securities exercisable or exchangeable for or convertible into shares of capital stock of FoxHollow or any of its Subsidiaries, other than pursuant to and as required by the terms of FoxHollow Stock Awards granted prior to the date hereof (or awards granted after the date hereof in compliance with Sections 4.1(c) and 4.1(k)); (B) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more FoxHollow Subsidiaries, any shares of capital stock of FoxHollow or any of its Subsidiaries other than pursuant to the terms of FoxHollow Stock Awards; or (C) declared, set aside, made or paid to the stockholders of FoxHollow dividends or other distributions on the outstanding shares of capital stock of FoxHollow.

(vi) Prior to the Effective Time, FoxHollow shall take all necessary and appropriate actions so that all outstanding purchase rights under FoxHollow’s 2004 Employee Stock Purchase Plan (the “FoxHollow ESPP”) shall automatically be exercised, in accordance with the terms of the FoxHollow ESPP, immediately prior to the Effective Time. Prior to the Effective Time, FoxHollow shall take all necessary and appropriate actions so that the FoxHollow ESPP shall terminate with such purchase, and no further purchase rights shall be granted under the FoxHollow ESPP thereafter. Effective as of the date hereof, the FoxHollow ESPP administrator shall take all necessary action to disallow any new plan participants from enrolling in the FoxHollow ESPP and any increases in the number of payroll deductions or payroll deduction rate that may be made by FoxHollow ESPP participants from the date hereof through the Effective Time.

(c) Authority.

(i) FoxHollow has all requisite corporate power and authority to enter into this Agreement and, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Required FoxHollow Stockholder Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of FoxHollow, subject in the case of the consummation of the Merger to the Required FoxHollow Stockholder Vote.

This Agreement has been duly executed and delivered by FoxHollow and, assuming due authorization, execution and delivery by ev3 and Merger Co., constitutes a valid and binding obligation of FoxHollow, enforceable against FoxHollow in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(ii) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (A) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets (any such conflict, violation, default, right of termination, cancellation, modification or acceleration, loss or creation, a “Violation”) pursuant to, any provision of the Certificate of Incorporation or By-laws of FoxHollow or any Subsidiary of FoxHollow, or (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, FoxHollow Benefit Plan (as defined in Section 3.1(i)) or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to FoxHollow or any Subsidiary of FoxHollow or their respective properties or assets, which Violation, in the case of clause (B), individually or in the aggregate, would reasonably be expected to have a material adverse effect on FoxHollow.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) is required by or with respect to FoxHollow or any Subsidiary of FoxHollow in connection with the execution and delivery of this Agreement by FoxHollow or the consummation by FoxHollow of the transactions contemplated hereby, the failure to make or obtain which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on FoxHollow, except for (A) the filing with the SEC of the Information/Proxy Statement-Prospectus and such other reports under the Securities Act and the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (B) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (C) notices or filings under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any other Requisite Regulatory Approvals, (D) actions required by applicable U.S. Food and Drug Administration (the “FDA”), Medicare/Medicaid, federal and state insurance and other federal and state Governmental Entities with jurisdiction over the provision of health care items or services, durable medical equipment, insurance and risk sharing arrangements and products and services, third-party administrator approvals, in each case, to the extent applicable (the “Healthcare Regulatory Approvals”), and (E) such filings with and approvals of The Nasdaq Stock Market, Inc. (“Nasdaq”) as may be required.

(d) SEC Documents; Undisclosed Liabilities; Internal Controls.

(i) FoxHollow has filed, or furnished, as applicable, all required reports, schedules, registration statements and other documents with the SEC since December 31, 2004 (the “FoxHollow SEC Documents”). As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the FoxHollow SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such FoxHollow SEC Documents, and none of the FoxHollow SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of FoxHollow included in the FoxHollow SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of FoxHollow and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown. There are no outstanding comments from the Staff of the SEC with respect to any of the FoxHollow SEC Documents.

(ii) Except for (A) those liabilities that are fully reflected or reserved for in the consolidated financial statements of FoxHollow included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007, as filed with the SEC prior to the date of this Agreement (the “FoxHollow Financial Statements”), (B) liabilities incurred since March 31, 2007 in the ordinary course of business consistent with past practice, (C) liabilities which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on FoxHollow, (D) liabilities incurred pursuant to the transactions contemplated by this Agreement, and (E) liabilities or obligations discharged or paid in full prior to the date of this Agreement in the ordinary course of business consistent with past practice, FoxHollow and its Subsidiaries do not have, and since March 31, 2007, FoxHollow and its Subsidiaries have not incurred (except as permitted by Section 4.1), any liabilities or obligations of any nature whatsoever (whether accrued, absolute, matured, determined, contingent or otherwise and whether or not required to be reflected in FoxHollow’s financial statements in accordance with generally accepted accounting principles).

(iii) FoxHollow and its Subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. FoxHollow (A) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e)

of the Exchange Act) to ensure that material information required to be disclosed by FoxHollow in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to FoxHollow’s management as appropriate to allow timely decisions regarding required disclosure, and (B) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to FoxHollow’s auditors and the audit committee of FoxHollow’s board of directors (the “FoxHollow Board”) (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect FoxHollow’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in FoxHollow’s internal controls over financial reporting.

(e) Compliance with Applicable Laws.

(i) FoxHollow and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of FoxHollow and its Subsidiaries, taken as a whole (the “FoxHollow Permits”), and FoxHollow and its Subsidiaries are and have been in compliance with the terms of the FoxHollow Permits and all Applicable Laws and their own privacy policies, except where the failure so to hold or comply, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on FoxHollow. For purposes of this Agreement, “Applicable Law” means, with respect to any Person, any U.S. federal, state or local or any foreign law (in each case, statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to that Person. The businesses of FoxHollow and its Subsidiaries are not being and have not been conducted in violation of any law, ordinance or regulation of any Governmental Entity (including the Sarbanes-Oxley Act of 2002), except for possible violations which, individually or in the aggregate, do not have, and would not reasonably be expected to have, a material adverse effect on FoxHollow.

(ii) To the extent any product produced, manufactured, marketed or distributed at any time by FoxHollow or any of its Subsidiaries (“FoxHollow Product”) is being marketed in the United States or internationally, FoxHollow has obtained all necessary approvals, certifications, authorizations, clearances, and permits of the FDA and any other Governmental Entity (“FoxHollow Licenses”), and is in compliance with the United States Food, Drug and Cosmetic Act, as amended (the “FDCA”) and comparable state laws, and with other Applicable Laws relating to the clinical study, approval/clearance, manufacturing, labeling, marketing and selling of medical devices except where the failure so to comply, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on FoxHollow. Any modifications to any FoxHollow Product marketed by FoxHollow have been made in accordance with Applicable Laws. All manufacturing facilities producing FoxHollow Products are in compliance in all material respects with the FDA’s Quality System

Regulation requirements at 21 C.F.R. Part 820 as applicable. There have been no recalls, field notifications or seizures ordered or adverse regulatory actions taken or threatened by the FDA or any other Governmental Entity with respect to any of the FoxHollow Products, including any facilities where any FoxHollow Products are produced, processed, packaged or stored. Neither the FDA nor any other Governmental Entity has served any notice, warning letter, regulatory letter, or any other similar communication stating that FoxHollow was or is or may be in violation of any law, regulation, rule, ordinance, clearance, approval, exemption, or guidance. FoxHollow has no knowledge of any pending regulatory action (other than non-material routine or periodic inspections or reviews) against FoxHollow by the FDA or any other Governmental Entity. All filings with and submissions to the FDA and any other Governmental Entity made by FoxHollow with regard to the FoxHollow Products were true, accurate and complete as of the date made, and, to the extent required to be updated, as so updated remain true, accurate and complete as of the date hereof, and do not materially misstate any of the statements or information included therein, or omit to state a material fact necessary to make the statements therein not misleading. All Medical Device Reports for adverse events with respect to any FoxHollow Products required to be filed under the FDCA and FDA regulations have been filed. FoxHollow has been and is in compliance with all applicable advertising and promotional regulations promulgated in accordance with the FDCA, including but not limited to regulations relating to the unlawful promotion of medical devices for off-label uses.

(iii) All non-clinical laboratory studies of products sponsored by FoxHollow and intended to be used to support regulatory clearance or approval, have been and are being conducted in compliance in all material respects with the FDA’s Good Laboratory Practice for Non-Clinical Studies regulations (21 CFR Part 58) in the U.S. and, to the extent applicable to FoxHollow, counterpart regulations in the European Union and all other countries. All clinical studies of products sponsored by FoxHollow and intended to be used to support regulatory clearance or approval, have been and are being conducted in compliance in all material respects with the FDA’s Good Clinical Practice regulations, (collectively 21 CFR Parts 11, 50, 54, 56, 812 and 814) in the U.S. and, to the extent applicable to FoxHollow, counterpart regulations in the European Union and all other countries. FoxHollow has conducted all of its clinical trials with reasonable care and in all material respects in accordance with all Applicable Laws and the stated protocols for such clinical trials. FoxHollow is in compliance in all material respects with all applicable reporting requirements for all FoxHollow Licenses or plant registrations including, but not limited to, applicable adverse event reporting requirements in the United States and outside of the U.S. under Applicable Law. The Disclosure Schedule sets forth a list of all FoxHollow Licenses.

(iv) FoxHollow and each of its Subsidiaries are in compliance with, to the extent applicable, (i) all rules and regulations of the Medicare and Medicaid programs, including any guidance interpreting such rules and regulations, and any other federal health care program; (ii) all federal laws, rules, regulations and applicable guidance relating to health care fraud and abuse, including, without limitation: (A) the Anti-Kickback Law, 42 U.S.C. § 1320a-7b, 42 C.F.R. § 1001.952, (B) the federal false coding statute, 42 U.S.C. § 1320a-7a, (C) the federal physician self-referral prohibition, 42

U.S.C. § 1395nn, 42 C.F.R. § 411.351 et seq., and (D) the False Claims Act, 31 U.S.C. § 3729 et seq.; (iii) any and all state laws relating to health care fraud and abuse; (iv) state laws relating to Medicaid or any other state health care or health insurance programs; (v) federal or state laws relating to billing or claims for reimbursement submitted to any third-party payor; (vi) any other federal or state laws relating to fraudulent, abusive or unlawful practices connected in any way with the provision of health care items or services, or the billing for or claims for reimbursement for such items or services provided to a beneficiary of any state, federal or other governmental health care or health insurance program or any private payor; and (vii) any and all state laws relating to insurance and risk sharing products, services and arrangements and the like, except where any failure to be in compliance with any of the foregoing matters described above in clauses (i) through (vii) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on FoxHollow. No third-party payment program has imposed a fine, penalty or other sanction on FoxHollow or its Subsidiaries and none of FoxHollow or its Subsidiaries has been excluded or suspended from participation in any such program, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on FoxHollow.

(v) There is no pending, nor to the knowledge of FoxHollow, threatened, proceeding, informational inquiry or investigation under Medicare, Medicaid or any other government-sponsored health care program (collectively, “Government Programs”) involving FoxHollow, nor is FoxHollow aware of any pending, or to the knowledge of FoxHollow, threatened, proceeding, informational inquiry or investigation under any private third party health care insurance program (collectively, “Private Insurance Programs”) involving FoxHollow. FoxHollow’s sales and marketing practices are, and have been, in compliance in all material respects with all Applicable Laws and all policies of applicable Private Insurance Programs and Government Programs. To FoxHollow’s knowledge, FoxHollow has not arranged with or contracted with (by employment or otherwise) any person who is excluded from participation in any Government Program for the provision of items or services for which payment may be made under any such Government Program. None of the officers, directors, agents or managing employees (as such term is defined in 42 U.S.C. Section 1320a-5(b)) of FoxHollow has been excluded from any Government Program or been subject to sanction pursuant to 42 U.S.C. Section 1320a-7a or 1320a-8 or been convicted of a crime described at 42 U.S.C. Section 1320a-7b. Neither FoxHollow, any director, officer or employee of FoxHollow, nor any agent acting on behalf of or for the benefit of any of FoxHollow, has directly or indirectly in connection with FoxHollow: (i) offered or paid any remuneration, in cash or in kind, to or made any financial arrangements with, any past, present or potential customers, past or present suppliers, patients, contractors or employees of private third party payors or Government Programs in order to obtain business or payments from such persons other than in the ordinary course of business; (ii) given or agreed to give, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer or potential customer, supplier or potential supplier, contractor, private third party payor or any other person other than in connection with promotional or entertainment activities in the ordinary course of business and in compliance with FoxHollow’s compliance program; (iii) made any false entries on any of FoxHollow’s books or records for any purpose prohibited by Applicable

Law; or (iv) made any representations to customers (physicians, hospitals, clinics, managed care organizations and other health care providers and third party payors) regarding appropriate reimbursement coverage and/or codes which resulted in a submission by such customer to any federal, state or private third party payor for the products sold by FoxHollow, whether orally or in writing, that were not true, accurate and complete as of the date hereof and that did not and do not materially misstate or misapply any of the reimbursement coverage and/or codes of either Government Programs and/or Private Insurance Programs that have provided reimbursement for any FoxHollow Product. Neither FoxHollow, nor any director, officer or employee of FoxHollow, is a party to any contract to provide services, lease space or lease equipment to FoxHollow with any physician, health care facility, hospital or other person who is in a position to make or influence referrals to FoxHollow where such contract or provision of services or space is prohibited by Applicable Law, nor has FoxHollow or any director, officer or employee of FoxHollow provided any remuneration, in cash or in kind, to any health care provider who is in a position to make or influence the referral of patients to a physician who uses any FoxHollow Product where such remuneration is prohibited by Applicable Law.

(vi) Since January 1, 2005, FoxHollow and its Subsidiaries have complied with the Workers Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”) and all similar state, local and foreign Applicable Laws. All liabilities and obligations relating to the employment, termination or employee benefits of any former employees previously terminated by FoxHollow or any of its Subsidiaries, including notice, termination pay, severance pay or other amounts in connection with the WARN Act and all similar state, local, or foreign Applicable Laws or agreements, have been paid. No terminations of any such employees prior to Closing shall result in unsatisfied liability or obligation under the WARN Act or similar state, local and foreign Applicable Laws.

(f) Legal Proceedings. There is no claim, suit, action, litigation, arbitration, investigation or other demand or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of FoxHollow, threatened, against or affecting FoxHollow or any Subsidiary of FoxHollow as to which there is a significant possibility of an adverse outcome which would, individually or in the aggregate, have a material adverse effect on FoxHollow, nor is there any judgment, decree, injunction, rule, award, settlement, stipulation or order of or subject to any Governmental Entity or arbitrator outstanding against FoxHollow or any Subsidiary of FoxHollow having or which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on FoxHollow. To the knowledge of FoxHollow, no investigation by any Governmental Entity with respect to FoxHollow or any of its Subsidiaries is pending or threatened, other than, in each case, those the outcome of which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on FoxHollow.

(g) Taxes. FoxHollow and each of its Subsidiaries have filed all material tax returns required to be filed by any of them and have paid (or FoxHollow has paid on their behalf) all taxes shown as due on such returns, and the most recent financial statements contained in the FoxHollow SEC Documents reflect an adequate reserve, in accordance with generally accepted accounting principles, for all taxes payable by FoxHollow and its Subsidiaries accrued through the date of such financial statements. No material deficiencies or other claims for any taxes have been proposed, asserted or assessed against FoxHollow or any of its Subsidiaries that are not adequately reserved for. For the purpose of this Agreement, the term “tax” (including, with correlative meaning, the terms “taxes” and “taxable”) shall mean (i) all Federal, state, local and foreign income, alternative or add-on minimum, estimated, profits, windfall profits, franchise, business occupation, gross receipts, payroll, sales, value added, employment, unemployment, wage, workers compensation, social insurance, social security, disability, use, property, ad valorem, severance, environmental, transfer, stamp, occupation, withholding, excise, occupancy, lease, service, service use, license, capital stock, paid in capital, recording, registration, business license, customs duties, and other taxes, imposts, fees, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts, (ii) liability for the payment of any amounts of the type described in clause (i) as a result of being or having been a member of an affiliated, consolidated, combined or unitary group, and (iii) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (i) or (ii). Neither FoxHollow nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(h) Certain Agreements. Except as disclosed in or filed as exhibits to the FoxHollow SEC Documents filed prior to the date of this Agreement and except for this Agreement, neither FoxHollow nor any of its Subsidiaries is bound by any contract, arrangement, commitment or understanding (i) with respect to the service of any directors, officers, employees, or independent contractors or consultants that are natural persons, involving the payment of $250,000 or more in any 12 month period, other than those that are terminable by FoxHollow or any of its Subsidiaries on no more than 90 days notice without penalty, (ii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iii) which limits the ability of FoxHollow or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, or which requires referrals of business to a third party and, in each case, which limitation or requirement would reasonably be expected to be material to FoxHollow and its Subsidiaries taken as a whole, (iv) with or to a labor union, works council or guild (including any collective bargaining agreement or similar agreement), (v) which licenses any Intellectual Property to or from a third party, other than non-exclusive licenses and related agreements with respect thereto of current FoxHollow Products to end-users (in each case, pursuant to written agreements that have been entered into in the ordinary course of business that do not materially differ in substance from FoxHollow’s standard form(s) (as such form(s) existed at the time of such licenses or agreements), (vi) pursuant to which any agent, sales representative, distributor or other third party markets or sells any FoxHollow Product, (vii) which involves the payment of $1,000,000 or more in any 12 month period after the date hereof, or (viii) which would prevent, delay or impede the consummation, or otherwise reduce the contemplated benefits, of any of the transactions contemplated by this Agreement. FoxHollow has previously made available to ev3 or its representatives complete and accurate copies of each contract, arrangement, commitment or understanding of the type described in this Section 3.1(h) (collectively referred to herein as “FoxHollow Contracts”). All of the FoxHollow Contracts are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on FoxHollow. Neither FoxHollow nor any of its Subsidiaries has given or received a notice of cancellation or termination under any FoxHollow Contract, or has, or is alleged to have, and to the knowledge of FoxHollow, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of, any FoxHollow Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect on FoxHollow.

(i) Benefit Plans.

(i) Section 3.1(i) of the FoxHollow Disclosure Schedule sets forth a true and complete list of each material FoxHollow Benefit Plan. A “FoxHollow Benefit Plan” is any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and whether or not subject to ERISA, any material employment, termination or severance agreement, and any material bonus, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, equity-based, vacation, severance, retention, change in control, profit sharing, retirement, welfare, disability, death benefit, hospitalization or insurance plan, and any other material plan, agreement, or program providing compensation or benefits to any current or former employee, director or independent contractor of FoxHollow or any Subsidiary of FoxHollow or any other entity required to be aggregated with FoxHollow under Section 414 of the Code, or any trade or business, whether or not incorporated that together with FoxHollow would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA (an “ERISA Affiliate” ) maintained, contributed to, or required to be contributed to by FoxHollow, any Subsidiary or any ERISA Affiliate or that FoxHollow, any Subsidiary or any ERISA Affiliate has committed to establish, adopt or contribute to, or under which FoxHollow, any Subsidiary or any ERISA Affiliate otherwise has or may have any liability. A “material” FoxHollow Benefit Plan does not include a FoxHollow Benefit Plan sponsored, maintained or contributed to by a non-U.S. Subsidiary of FoxHollow that (A) covers less than 25 employees and (B) would not reasonably be expected to have a material adverse effect on FoxHollow.

(ii) No FoxHollow Benefit Plan is a multiemployer plan within the meaning of ERISA Section 3(37)).

(iii) No FoxHollow Benefit Plan is a “defined benefit pension plan” within the meaning of Code Section 414(j) or subject to Title IV of ERISA; no FoxHollow Benefit Plan is subject to the minimum funding standards of Code Section 412 and/or ERISA Section 302; and neither FoxHollow nor any Subsidiary has any liability to the Pension Benefit Guaranty Corporation (“PBGC”) or any other person, arising directly or indirectly under Title IV of ERISA.

(iv) Each FoxHollow Benefit Plan has been maintained in material compliance with its terms and with all applicable laws, including, but not limited to ERISA and the Code and with respect to the FoxHollow Benefit Plans, individually and in the aggregate, no event has occurred and, to the knowledge of FoxHollow, there exists no condition or set of circumstances in connection with which FoxHollow or any of its Subsidiaries could be subject to any liability that would reasonably be expected to have a material adverse effect on FoxHollow under ERISA, the Code or any other Applicable Law.

(v) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of FoxHollow, threatened against, or with respect to, any of the FoxHollow Benefit Plans.

(vi) All contributions required to be made to the FoxHollow Benefit Plans pursuant to their terms and Applicable Law have been timely made.

(vii) The execution and delivery by FoxHollow of this Agreement does not, and the consummation of the Merger and compliance with the terms hereof (whether alone or in combination with any other event) will not, (A) entitle any current or former employee or director or independent contractor of FoxHollow or any Subsidiary to severance pay, (B) except as expressly required by this Agreement (including Section 5.9), accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any FoxHollow Benefit Plan, (C) result in any breach or violation of, or a default under, any FoxHollow Benefit Plan, or (D) cause any amounts payable under any FoxHollow Benefit Plan (whether in cash, in property or in the form of benefits) to fail to be deductible for federal income tax purposes by virtue of Sections 162(m) or 280G of the Code.

(viii) None of FoxHollow, any ERISA Affiliate, or FoxHollow Benefit Plan has engaged in a transaction in connection with which FoxHollow, any Subsidiary or any ERISA Affiliate, or any such trust, or any trustee or administrator thereof, or any party dealing with any FoxHollow Benefit Plan or any such trust could be subject to either a civil penalty assessed pursuant to Sections 409 or 502(i) of ERISA or a tax imposed pursuant to Sections 4975 or 4976 of the Code.

(ix) Each FoxHollow Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements during which to apply for such letter and to make any amendments necessary to obtain a favorable letter. FoxHollow and its Subsidiaries have not sponsored, maintained or contributed to or had any liability with respect to any qualified pension plan which, during the preceding two (2) years, has been terminated, including by way of merger with or into a FoxHollow Benefit Plan or another plan.

(x) FoxHollow and its Subsidiaries do not contribute to, have or could have any liability with respect to retiree welfare benefits for present or future terminated employees or their spouses or dependents other than as required by Part 6 of Subtitle B of Title I of ERISA (“COBRA”) or any comparable state Applicable Law.

(xi) No employer other than FoxHollow, a Subsidiary or an ERISA Affiliate is permitted to participate in any FoxHollow Benefit Plan and no leased employees (as defined in Code Section 414(n)) or independent contractors are eligible for, or participate in, any FoxHollow Benefit Plan.

(xii) Each FoxHollow Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in good faith compliance with Section 409A of the Code from the period beginning January 1, 2005 and with respect to any amounts that are “grandfathered” from the application of Section 409A, such plan has not been materially modified since October 3, 2004. There are no agreements in place that would entitle any participant in any such plan to reimbursement for any additional tax imposed by Section 409A of the Code. With respect to FoxHollow Options issued under FoxHollow’s 1997 Stock Plan prior to January 1, 2005 that vested after December 31, 2004, FoxHollow represents that a good-faith attempt was made to set the exercise price of such options at a price not less than the fair market value of the FoxHollow Common Stock that was subject to the FoxHollow Option at the date of grant of the option.

(xiii) No FoxHollow Benefit Plan is now, nor in the past seven years been, “top-heavy” pursuant to Code Section 416.

(xiv) FoxHollow has delivered or made available to ev3 true and complete copies of:

(A) all material FoxHollow Benefit Plan documents and related trust agreements or other agreements or contracts evidencing any funding vehicle with respect thereto;

(B) the three most recent annual reports on Form 5500, including all schedules, attachments and/or audits thereto, with respect to any FoxHollow Benefit Plan for which such a report (and/or audit) is required;

(C) the form of summary plan description, including any summary of material modifications thereto or other modifications communicated to participants, currently in effect with respect to each material FoxHollow Benefit Plan;

(D) the most recent determination letter with respect to each FoxHollow Benefit Plan intended to qualify under section 401(a) of the Code and the full and complete application therefore submitted to the Internal Revenue Service; and

(E) material correspondence with regulatory authorities (such as a copy of all documents relating to a voluntary correction submission with the Department of Labor or the Internal Revenue Service) with respect to each material FoxHollow Benefit Plan.

(j) Subsidiaries. Section 3.1(j) of the FoxHollow Disclosure Schedule sets forth a true and complete list of all the Subsidiaries of FoxHollow which are Significant Subsidiaries. Each Subsidiary of FoxHollow is a corporation or other entity duly organized, validly existing and, in the case of corporations, in good standing under the laws of its jurisdiction of formation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on FoxHollow. All of the shares of capital stock of each of the Subsidiaries held by FoxHollow or by another FoxHollow Subsidiary are fully paid and nonassessable and are owned by FoxHollow or a Subsidiary of FoxHollow free and clear of any material Lien, except for FoxHollow Permitted Liens.

(k) Absence of Certain Changes or Events. (i) Since December 31, 2006, except as permitted by Section 4.1 in the case of actions taken after the date hereof, there has not been any change, circumstance or event (including any event involving a prospective change) which, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on FoxHollow, and (ii) since December 31, 2006 through the date hereof, FoxHollow and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices.

(l) Board Approval. The FoxHollow Board, by resolutions duly adopted at a meeting duly called and held (the “FoxHollow Board Approval”), has (i) determined that this Agreement and the Merger are in the best interests of FoxHollow and its stockholders, (ii) adopted a resolution approving this Agreement and declaring its advisability pursuant to Section 251(b) of the DGCL, (iii) recommended (the “FoxHollow Board Recommendation”) that the stockholders of FoxHollow approve and adopt this Agreement, the Merger and the other transactions contemplated by this Agreement (the “FoxHollow Stockholder Proposal”) and directed that the FoxHollow Stockholder Proposal be submitted for consideration by the FoxHollow stockholders at the FoxHollow Stockholders Meeting (as defined in Section 5.5(a)). To the knowledge of FoxHollow, except for Section 203 of the DGCL (which has been rendered inapplicable), no “moratorium,” “control share,” “fair price” or other anti-takeover law or regulation is applicable to this Agreement, the Merger, or the other transactions contemplated hereby. No action by the FoxHollow Board, or any committee thereof, or any action by any other administrator of the FoxHollow stock incentive plan or other related agreement or award pursuant to which the FoxHollow Stock Awards were granted, is required to convert the FoxHollow Stock Awards pursuant to Section 2.4.

(m) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of FoxHollow Common Stock to approve and adopt the FoxHollow Stockholder Proposal (the “Required FoxHollow Stockholder Vote”) is the only vote of the holders of any class or series of FoxHollow capital stock necessary to approve and adopt the FoxHollow Stockholder Proposal.

(n) Properties. Except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on FoxHollow, and except as set forth in

Section 3.1(n) of the FoxHollow Disclosure Schedule, FoxHollow or one of its Subsidiaries (i) has good and valid title to all the properties and assets reflected in the FoxHollow Financial Statements as being owned by FoxHollow or one of its Subsidiaries or acquired after the date thereof which are material to FoxHollow’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all claims, liens, charges, security interests, encumbrances or other adverse claims of any nature whatsoever (each, a “Lien”), except (A) statutory liens securing payments not yet due or liens which are being properly contested by FoxHollow or one of its Subsidiaries in good faith and by proper legal proceedings and for which adequate reserves related thereto are maintained on the FoxHollow Financial Statements, (B) such imperfections or irregularities of title, claims, liens, charges, security interests, easements, covenants and other restrictions or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (C) mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected in the FoxHollow Financial Statements (except such liens which have been satisfied or otherwise discharged in the ordinary course of business since the date of the FoxHollow SEC Documents), and (D) rights granted to any non-exclusive licensee of any FoxHollow Intellectual Property in the ordinary course of business consistent with past practices (such liens, imperfections and irregularities in clauses (A), (B), (C) and (D), “FoxHollow Permitted Liens”), and (ii) is the lessee of all leasehold estates reflected in the FoxHollow Financial Statements or acquired after the date thereof which are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to FoxHollow’s knowledge, the lessor.

(o) Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect, (i) FoxHollow or its Subsidiaries own, free and clear of all Liens other than FoxHollow Permitted Liens, or have a valid license or right to use all Intellectual Property used in their business as currently conducted (the “FoxHollow Intellectual Property”), (ii) no judgment, decree, injunction, rule or order has been rendered by any Governmental Entity which would limit, cancel or question the validity of, or FoxHollow’s or its Subsidiaries’ rights in and to, any FoxHollow Intellectual Property, (iii) to the knowledge of FoxHollow, FoxHollow and its Subsidiaries do not infringe, misappropriate, dilute, or otherwise violate (“Infringe”) the valid Intellectual Property rights of any third party and the FoxHollow Intellectual Property is not being Infringed by any third party, (iv) no action, suit, arbitration, investigation or other proceeding (each, an “Action”) is pending or has been threatened against FoxHollow or any of its Subsidiaries alleging that the operation of FoxHollow’s business Infringes the Intellectual Property rights of any third party or challenging the validity, or seeking to restrict FoxHollow’s use, of any FoxHollow Intellectual Property, (v) to the knowledge of FoxHollow, none of the material FoxHollow Intellectual Property has expired or been abandoned and, to the knowledge of FoxHollow, all such material FoxHollow Intellectual Property is valid and enforceable and (vi) FoxHollow and its Subsidiaries have taken all reasonable actions to protect and maintain the confidentiality of any trade secrets and other confidential information included in the material FoxHollow Intellectual Property. “Intellectual Property” means all intellectual property, including, without limitation, all United States and foreign (u) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (v) proprietary inventions, discoveries, technology and know-how, (w) copyrights and copyrightable works, including proprietary rights in software programs, (x) trademarks, service marks, domain names, trade dress, trade names, corporate names, brand names, slogans, logos and other source indicators, and the goodwill of any business symbolized thereby, (y) rights of publicity, and (z) trade secrets, and confidential or proprietary business information.

(p) Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on FoxHollow, (i) FoxHollow and its Subsidiaries hold, and are currently, and at all prior times have been, in continuous compliance with all permits, licenses, registrations and other governmental authorizations required under all applicable foreign, federal, state and local statutes, rules, regulations, ordinances, orders or decrees relating to contamination, pollution, natural resources, the environment, worker safety or the exposure of any person to Hazardous Materials (as defined below) (“Environmental Laws”) for FoxHollow to conduct its operations (“Environmental Permits”), and are currently, and at all prior times have been, otherwise in continuous compliance with all applicable Environmental Laws and, to the knowledge of FoxHollow, there is no condition that would reasonably be expected to prevent or interfere with compliance with all applicable Environmental Laws and all applicable Environmental Permits in the future, (ii) FoxHollow and its Subsidiaries have not received any written notice, claim, demand, action, suit, complaint, proceeding or other communication by any person alleging any violation of, or any actual or potential liability under, any Environmental Laws (an “Environmental Claim”), and FoxHollow has no knowledge of any pending or threatened Environmental Claim, (iii) no hazardous, dangerous or toxic substance, including without limitation, petroleum (including without limitation crude oil or any fraction thereof), asbestos and asbestos-containing materials, polychlorinated biphenyls, radon, fungus, mold, urea-formaldehyde insulation or any other material that is regulated pursuant to any Environmental Laws or that could result in liability under any Environmental Laws (“Hazardous Materials” has been generated, transported, treated, stored, installed, disposed of, arranged to be disposed of, released or threatened to be released at, on, from or under any of the properties or facilities currently or formerly owned, leased or otherwise used by FoxHollow or its Subsidiaries, in violation of, or in a manner or to a location that could give rise to liability to FoxHollow or its Subsidiaries under Environmental Laws, and (iv) FoxHollow and its Subsidiaries have not assumed, contractually or by operation of law, any liabilities or obligations under or relating to any Environmental Laws.

(q) Labor and Employment Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on FoxHollow, (i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the knowledge of FoxHollow, threatened against FoxHollow or any of its Subsidiaries, (ii) no union, works council or other labor organization represents, or claims to represent, any group of employees with respect to their employment by FoxHollow or any of its Subsidiaries and no union organizing campaign with respect to the employees of FoxHollow or its Subsidiaries is threatened or underway, (iii) there is no unfair labor practice charge or complaint against FoxHollow or its Subsidiaries pending or, to the knowledge of FoxHollow, threatened before the National Labor Relations Board or any similar state or foreign agency, (iv) there is no grievance pending relating to any collective bargaining agreement or other grievance procedure, (v) no charges with respect to or relating to FoxHollow or its Subsidiaries are pending before the Equal Employment Opportunity Commission or any other state or foreign agency responsible for the prevention of unlawful employment practices and (vi) no employee of FoxHollow or its Subsidiaries is in violation of (and to the knowledge of FoxHollow no written allegation has been made that any employee is in violation of) any term of any restrictive covenant, common law nondisclosure obligation, fiduciary duty, or other obligation to a former employer of any such employee relating (A) to the right of any such employee to be employed by FoxHollow or its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information. Neither FoxHollow nor any of its Subsidiaries is a party to a current conciliation agreement, consent decree, or other agreement or order with any Governmental Entity with respect to labor or employment practices. Section 3.1(q) of the FoxHollow Disclosure Schedule sets forth a complete and accurate list of all foreign works’ councils to which FoxHollow or any of its Subsidiaries are subject and the jurisdictions of each such works’ council or similar labor body and any collective bargaining agreement, works’ council or other similar labor agreement between FoxHollow or any of its Subsidiaries and any union representative or similar employee representative within FoxHollow or any of its Subsidiaries to which employees located outside the United States are subject. FoxHollow and its Subsidiaries have complied with all Applicable Law and all collective bargaining agreements, works’ council agreements or similar labor agreements in connection with the execution and delivery of the Agreement and the consummation of the transactions contemplated by this Agreement, including but not limited to providing required notice.

(r) Insurance. All material insurance policies of FoxHollow and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the management of FoxHollow reasonably has determined to be prudent in accordance with industry practices or as is required by law. Neither FoxHollow nor any of its Subsidiaries is in material breach or default, and neither FoxHollow nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, of any of such material insurance policies.

(s) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or person except J.P. Morgan Securities Inc. and Thomas Weisel Partners LLC (the “FoxHollow Financial Advisors”) has been retained by or is authorized to act on behalf of FoxHollow or any of its Subsidiaries and is or might be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement. FoxHollow has provided to ev3 its engagement agreement with the Financial Advisors.

(t) Opinion of FoxHollow Financial Advisors. The FoxHollow Board has received the opinions of the FoxHollow Financial Advisors, dated as of July 20, 2007, to the effect that as of the date of such opinions the aggregate Merger Consideration is fair, from a financial point of view, to the holders of FoxHollow Common Stock.

3.2 Representations and Warranties of ev3. Except (x) with respect to any subsection of this Section 3.2, as set forth in the correspondingly identified subsection of the disclosure schedule delivered by ev3 to FoxHollow concurrently herewith (the “ev3 Disclosure Schedule”) (it being understood by the parties that the information disclosed in one subsection of the ev3 Disclosure Schedule shall be deemed to be included in each other subsection of the ev3 Disclosure Schedule in which the relevance of such information thereto would be readily apparent on the face thereof), or (y) as disclosed in the ev3 SEC Documents (as defined below) filed with the SEC prior to the date hereof (other than any “risk factors,” management’s discussion and analysis, or other forward-looking statements included therein), ev3 represents and warrants to FoxHollow as follows:

(a) Organization, Standing and Power. ev3 is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such other jurisdictions where the failure so to qualify and be in such standing would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on ev3. The Certificate of Incorporation and By-laws of ev3, copies of which were previously made available to FoxHollow, are true, complete and correct copies of such documents as in effect on the date of this Agreement.

(b) Capital Structure.

(i) The authorized capital stock of ev3 consists of 100,000,000 shares of ev3 Common Stock and 100,000,000 shares of preferred stock, par value $.01 per share (the “ev3 Preferred Stock”). As of the close of business on July 18, 2007, (A) 60,954,620 shares of ev3 Common Stock were issued and outstanding, (B) no shares of ev3 Common Stock were held by ev3 in its treasury, (C) no shares of ev3 Common Stock were held by ev3’s Subsidiaries, (D) 5,641,780 shares of ev3 Common Stock were reserved for issuance upon the exercise or payment of stock options outstanding on such date, with a weighted average exercise price of $7.45 per share, and 693,304 shares of ev3 Common Stock were reserved for issuance upon the exercise or payment of stock units or other equity-based incentive awards granted pursuant to any plans, agreements or arrangements of ev3 and outstanding on such date (collectively, the “ev3 Stock Awards”). As of the date hereof, no shares of ev3 Preferred Stock are issued and outstanding or reserved for issuance and no shares of ev3 Preferred Stock are held by FoxHollow in its treasury. All outstanding shares of ev3 Common Stock have been duly authorized and validly issued and are fully paid and, except as set forth in the DGCL, non-assessable and not subject to preemptive rights. The shares of ev3 Common Stock to be issued pursuant to or as specifically contemplated by this Agreement will have been duly authorized as of the Effective Time and, if and when issued in accordance with the terms hereof or thereof, will be validly issued, fully paid and non-assessable and will not be subject to preemptive rights.

(ii) No outstanding warrants to purchase shares of ev3 Common Stock or ev3 Preferred Stock are issued or outstanding.

(iii) No Voting Debt of ev3 is issued or outstanding.

(iv) Except for (A) this Agreement, (B) outstanding ev3 Stock Awards described in paragraph (i) above, (C) options granted pursuant to ev3’s Employee Stock Purchase Plan (the “ev3 ESPP”) and (D) agreements entered into and securities and other instruments issued after the date of this Agreement as permitted by Section 4.2, there are no options, warrants, calls, rights, commitments or agreements of any character to which ev3 or any Subsidiary of ev3 is a party or by which it or any such Subsidiary is bound obligating ev3 or any Subsidiary of ev3 to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or stock appreciation rights of ev3 or of any Subsidiary of ev3 or obligating ev3 or any Subsidiary of ev3 to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Except in accordance with the terms of this Agreement and the terms of ev3 Stock Awards, there are no outstanding contractual obligations of ev3 or any of its Subsidiaries (x) to repurchase, redeem or otherwise acquire any shares of capital stock of ev3 or any of its Subsidiaries or (y) pursuant to which ev3 or any of its Subsidiaries is or could be required to register shares of ev3 Common Stock or other securities under the Securities Act, except any such contractual obligations entered into after the date hereof as permitted by Section 4.2.

(v) Except as set forth in Section 3.2(b)(v) of the ev3 Disclosure Schedule, since July 18, 2007, ev3 has not (A) issued or permitted to be issued any shares of capital stock, stock appreciation rights or securities exercisable or exchangeable for or convertible into shares of capital stock of ev3 or any of its Subsidiaries, other than pursuant to and as required by the terms of ev3 Stock Awards granted prior to the date hereof; (B) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more ev3 Subsidiaries, any shares of capital stock of ev3 or any of its Subsidiaries; or (C) declared, set aside, made or paid to the stockholders of ev3 dividends or other distributions on the outstanding shares of capital stock of ev3.

(c) Authority.

(i) Each of ev3 and Merger Co. has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject to the approval of the issuance of shares of ev3 Common Stock in the Merger (the “ev3 Share Issuance”) and the amendment of ev3’s certificate of incorporation to increase the authorized shares of ev3 Common Stock (the “ev3 Charter Amendment”) by the applicable Required ev3 Stockholder Vote, which has been obtained contemporaneously with the execution of this Agreement. ev3 Stockholders representing the Required ev3 Stockholder Vote, by and through the execution and delivery to ev3 of the ev3 Stockholders Written Consent on the date of this Agreement in accordance with the applicable provisions of the DGCL, have duly approved the ev3 Share Issuance and the ev3 Charter Amendment, and such action may not be hereafter modified or rescinded. The Secretary of ev3 has received at ev3’s principal place of business consents in writing signed by holders of outstanding stock necessary to approve the ev3 Share Issuance and the ev3 Charter Amendment. The Secretary of ev3 has custody of the books in which proceedings of meetings of the stockholders are recorded and has recorded the ev3 Stockholders Written Consent into such books as an action taken by the stockholders of ev3. The Secretary of ev3 has duly delivered to FoxHollow a certificate to this effect. The ev3 Board has approved the ev3 Share Issuance and the ev3 Charter Amendment, and such action may not be hereinafter modified or rescinded unless this Agreement is terminated in accordance with Article VIII. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of ev3, except for the Required ev3 Stockholder Vote, which has been obtained contemporaneously with the execution of this Agreement. This Agreement has been duly executed and delivered by ev3 and, assuming due authorization, execution and delivery by FoxHollow, constitutes a valid and binding obligation of ev3, enforceable against ev3 in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(ii) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (A) result in any Violation pursuant to any provision of the Certificate of Incorporation or By-laws of ev3 or any Subsidiary of ev3, or (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, ev3 Benefit Plan (as defined in Section 3.2(i)) or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to ev3 or any Subsidiary of ev3 or their respective properties or assets which Violation, in the case of clause (B), individually or in the aggregate, would reasonably be expected to have a material adverse effect on ev3.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to ev3 or any Subsidiary of ev3 in connection with the execution and delivery of this Agreement by ev3 or the consummation by ev3 of the transactions contemplated hereby, the failure to make or obtain which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on ev3, except for (A) the filing with the SEC of the Form S-4 and such other reports under the Securities Act and the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (B) such filings and approvals as are required to be made or obtained under the securities or blue sky laws of various states in connection with the transactions contemplated by this Agreement, (C) the filing of the ev3 Charter Amendment and the Certificate of Merger with the Secretary of State of the State of Delaware, (D) the approval of the listing of the ev3 Common Stock to be issued in the Merger on Nasdaq, (E) Healthcare Regulatory Approvals as may be required, and (F) notices or filings under the HSR Act and any other Requisite Regulatory Approvals.

(d) SEC Documents; Undisclosed Liabilities; Internal Controls.

(i) ev3 has filed, or furnished, as applicable, all required reports, schedules, registration statements and other documents with the SEC since the effectiveness of its initial public offering in June 2005 (the “ev3 SEC Documents”). As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the ev3 SEC Documents complied in all material respects, with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such ev3 SEC Documents, and none of the ev3 SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of ev3 included in the ev3 SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of ev3 and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown. There are no outstanding comments from the Staff of the SEC with respect to any of the ev3 SEC Documents.

(ii) Except for (A) those liabilities that are fully reflected or reserved for in the consolidated financial statements of ev3 included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007, as filed with the SEC prior to the date of this Agreement (the “ev3 Financial Statements”), (B) liabilities incurred since March 31, 2007 in the ordinary course of business consistent with past practice, (C) liabilities which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on ev3, (D) liabilities incurred pursuant to the transactions contemplated by this Agreement, and (E) liabilities or obligations discharged or paid in full prior to the date of this Agreement in the ordinary course of business consistent with past practice, ev3 and its Subsidiaries do not have, and since March 31, 2007, ev3 and its Subsidiaries have not incurred (except as permitted by Section 4.2), any liabilities or obligations of any nature whatsoever (whether accrued, absolute, material, determined, contingent or otherwise and whether or not required to be reflected in ev3’s financial statements in accordance with generally accepted accounting principles).

(iii) ev3 and its Subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. ev3 (A) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by ev3 in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to ev3’s management as appropriate to allow timely decisions regarding required disclosure, and (B) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to ev3’s auditors and the audit committee of ev3’s board of directors (the “ev3 Board”) (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect ev3’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in ev3’s internal controls over financial reporting.

(e) Compliance with Applicable Laws.

(i) ev3 and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of ev3 and its Subsidiaries, taken as a whole (the “ev3 Permits”), and ev3 and its Subsidiaries are and have been in compliance with the terms of the ev3 Permits and all Applicable Laws and their own privacy policies, except where the failure so to hold or comply, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on ev3. The businesses of ev3 and its Subsidiaries are not being and have not been conducted in violation of any law, ordinance or regulation of any Governmental Entity (including the Sarbanes-Oxley Act of 2002), except for possible violations which, individually or in the aggregate, do not have, and would not reasonably be expected to have, a material adverse effect on ev3.

(ii) To the extent any product produced, manufactured, marketed or distributed at any time by ev3 or any of its Subsidiaries (“ev3 Product”) is being marketed in the United States or internationally. ev3 has obtained all necessary approvals, certifications, authorizations, clearances, and permits of the FDA and any other Governmental Entity (“ev3 Licenses”), and is in compliance with the FDCA and comparable state laws, and with other Applicable Laws relating to the clinical study, approval/clearance, manufacturing, labeling, marketing and selling of medical devices, except where the failure so to comply, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on ev3. Any modifications to any ev3 Product marketed by ev3 have been made in accordance with Applicable Laws. All manufacturing facilities producing ev3 Products are in compliance in all material respects with the FDA’s Quality System Regulation requirements at 21 C.F.R. Part 820 as applicable. There have been no recalls, field notifications or seizures ordered or adverse regulatory actions taken or threatened by the FDA or any other Governmental Entity with respect to any of the ev3 Products, including any facilities where any ev3 Products are produced, processed, packaged or stored. Neither the FDA nor any other Governmental Entity has served any notice, warning letter, regulatory letter, or any other similar communication stating that ev3 was or is or may be in violation of any law, regulation, rule, ordinance, clearance, approval, exemption, or guidance. ev3 has no knowledge of any pending regulatory action (other than non-material routine or periodic inspections or reviews) against ev3 by the FDA or any other Governmental Entity. All filings with and submissions to the FDA and any other Governmental Entity made by ev3 with regard to the ev3 Products were true, accurate and complete as of the date made, and, to the extent required to be updated, as so updated remain true, accurate and complete as of the date hereof, and do not materially misstate any of the statements or information included therein, or omit to state a material fact necessary to make the statements therein not misleading. All Medical Device Reports for adverse events with respect to any ev3 Product required to be filed under the FDCA and FDA regulations have been filed. ev3 has been and is in compliance with all applicable advertising and promotional regulations promulgated in accordance with the FDCA, including but not limited to regulations relating to the unlawful promotion of medical devices for off-label uses.

(iii) All non-clinical laboratory studies of products sponsored by ev3 and intended to be used to support regulatory clearance or approval, have been and are being conducted in compliance in all material respects with the FDA’s Good Laboratory Practice for Non-Clinical Studies regulations (21 CFR Part 58) in the U.S. and, to the extent applicable to ev3, counterpart regulations in the European Union and all other countries. All clinical studies of products sponsored by ev3 and intended to be used to support regulatory clearance or approval, have been and are being conducted in compliance in all material respects with the FDA’s Good Clinical Practice regulations, (collectively 21 CFR Parts 11, 50, 54, 56, 812 and 814) in the U.S. and, to the extent applicable to ev3, counterpart regulations in the European Union and all other countries. ev3 has conducted all of its clinical trials with reasonable care and in all material respects in accordance with all Applicable Laws and the stated protocols for such clinical trials. ev3 is in compliance in all material respects with all applicable reporting requirements for all ev3 Licenses or plant registrations including, but not limited to, applicable adverse event reporting requirements in the United States and outside of the U.S. under Applicable Law. The Disclosure Schedule sets forth a list of all ev3 Licenses.

(iv) ev3 and each of its Subsidiaries are in compliance with, to the extent applicable, (i) all rules and regulations of the Medicare and Medicaid programs, including any guidance interpreting such rules and regulations, and any other federal health care program; (ii) all federal laws, rules, regulations and applicable guidance relating to health care fraud and abuse, including, without limitation: (A) the Anti-Kickback Law, 42 U.S.C. § 1320a-7b, 42 C.F.R. § 1001.952, (B) the federal false coding statute, 42 U.S.C. § 1320a-7a, (C) the federal physician self-referral prohibition, 42 U.S.C. § 1395nn, 42 C.F.R. § 411.351 et seq., and (D) the False Claims Act, 31 U.S.C. § 3729 et seq.; (iii) any and all state laws relating to health care fraud and abuse; (iv) state laws relating to Medicaid or any other state health care or health insurance programs; (v) federal or state laws relating to billing or claims for reimbursement submitted to any third-party payor; (vi) any other federal or state laws relating to fraudulent, abusive or unlawful practices connected in any way with the provision of health care items or services, or the billing for or claims for reimbursement for such items or services provided to a beneficiary of any state, federal or other governmental health care or health insurance program or any private payor; and (vii) any and all state laws relating to insurance and risk sharing products, services and arrangements and the like, except where any failure to be in compliance with any of the foregoing matters described above in clauses (i) through (vii) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on ev3. No third-party payment program has imposed a fine, penalty or other sanction on ev3 or its Subsidiaries and none of ev3 or its Subsidiaries has been excluded or suspended from participation in any such program, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on ev3.

(v) There is no pending, nor to the knowledge of ev3, threatened, proceeding, informational inquiry or investigation under any Government Program involving ev3, nor is ev3 aware of any pending, or to the knowledge of ev3, threatened, proceeding, informational inquiry or investigation under any Private Insurance Program involving ev3. ev3’s sales and marketing practices are, and have been, in compliance in all material respects with all Applicable Laws and all policies of applicable Private Insurance Programs and Government Programs. To ev3’s knowledge, ev3 has not arranged with or contracted with (by employment or otherwise) any person who is excluded from participation in any Government Program for the provision of items or services for which payment may be made under any such Government Program. None of the officers, directors, agents or managing employees (as such term is defined in 42 U.S.C. Section 1320a-5(b)) of ev3 has been excluded from any Government Program or been subject to sanction pursuant to 42 U.S.C. Section 1320a-7a or 1320a-8 or been convicted of a crime described at 42 U.S.C. Section 1320a-7b. Neither ev3, any director, officer or employee of ev3, nor any agent acting on behalf of or for the benefit of any of ev3, has directly or indirectly in connection with ev3: (i) offered or paid any remuneration, in cash or in kind, to or made any financial arrangements with, any past, present or potential customers, past or present suppliers, patients, contractors or employees of private third party payors or Government Programs in order to obtain business or payments from such persons other than in the ordinary course of business; (ii) given or agreed to give, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer or potential customer, supplier or potential supplier, contractor, private third party payor or any other person other than in connection with promotional or entertainment activities in the ordinary course of business and in compliance with ev3’s compliance program; (iii) made any false entries on any of ev3’s books or records for any purpose prohibited by Applicable Law; or (iv) made any representations to customers (physicians, hospitals, clinics, managed care organizations and other health care providers and third party payors) regarding appropriate reimbursement coverage and/or codes which resulted in a submission by such customer to any federal, state or private third party payor for the products sold by ev3, whether orally or in writing, that were not true, accurate and complete as of the date hereof and that did not and do not materially misstate or misapply any of the reimbursement coverage and/or codes of either Government Programs and/or Private Insurance Programs that have provided reimbursement for any ev3 Product. Neither ev3, nor any director, officer or employee of ev3 is a party to any contract to provide services, lease space or lease equipment to ev3 with any physician, health care facility, hospital or other person who is in a position to make or influence referrals to ev3 where such contract or provision of services or space is prohibited by Applicable Law, nor has ev3 or any director, officer or employee of ev3 provided any remuneration, in cash or in kind, to any health care provider who is in a position to make or influence the referral of patients to a physician who uses any ev3 Product where such remuneration is prohibited by Applicable Law.

(vi) Since January 1, 2005, ev3 and its Subsidiaries have complied with the WARN Act and all similar state, local and foreign Applicable Laws. All liabilities and obligations relating to the employment, termination or employee benefits of any former employees previously terminated by ev3 or any of its Subsidiaries, including notice, termination pay, severance pay or other amounts in connection with the WARN Act and all similar state, local, or foreign Applicable Laws or agreements, have been paid. No terminations of any such employees prior to Closing shall result in unsatisfied liability or obligation under the WARN Act or similar state, local and foreign Applicable Laws.

(f) Legal Proceedings. There is no claim, suit, action, litigation, arbitration, investigation or other demand or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of ev3, threatened, against or affecting ev3 or any Subsidiary of ev3 as to which there is a significant possibility of an adverse outcome which would, individually or in the aggregate, have a material adverse effect on ev3, nor is there any judgment, decree, injunction, rule, award, settlement, stipulation or order of or subject to any Governmental Entity or arbitrator outstanding against ev3 or any Subsidiary of ev3 having, or which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on ev3. To the knowledge of ev3, no investigation by any Governmental Entity with respect to ev3 or any of its Subsidiaries is pending or threatened, other than, in each case, those the outcome of which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on ev3.

(g) Taxes. ev3 and each of its Subsidiaries have filed all material tax returns required to be filed by any of them and have paid (or ev3 has paid on their behalf) all taxes shown as due on such returns, and the most recent financial statements contained in the ev3 SEC Documents reflect an adequate reserve, in accordance with generally accepted accounting principles, for all taxes payable by ev3 and its Subsidiaries accrued through the date of such financial statements. No material deficiencies or other claims for any taxes have been proposed, asserted or assessed against ev3 or any of its Subsidiaries that are not adequately reserved for. Neither ev3 nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(h) Certain Agreements. Except as disclosed in or filed as exhibits to the ev3 SEC Documents filed prior to the date of this Agreement and except for this Agreement, neither ev3 nor any of its Subsidiaries is bound by any contract, arrangement, commitment or understanding (i) with respect to the service of any directors, officers, employees, or independent contractors or consultants that are natural persons, involving the payment of $250,000 or more in any 12 month period, other than those that are terminable by ev3 or any of its Subsidiaries on no more than 90 days notice without penalty, (ii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iii) which limits the ability of ev3 or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, or which requires referrals of business to a third party and, in each case, which limitation or requirement would reasonably be expected to be material to ev3 and its Subsidiaries taken as a whole, (iv) with or to a labor union, works council or guild (including any collective bargaining agreement or similar agreement), (v) which licenses any Intellectual Property to or from a third party, other than non-exclusive licenses and related agreements with respect thereto of current ev3 Products to end-users (in each case, pursuant to written agreements that have been entered into in the ordinary course of business that do not materially differ in substance from ev3’s standard form(s) (as such form(s) existed at the time of such licenses or agreements), (vi) pursuant to which any agent, sales representative, distributor or other third party markets or sells any ev3 Product, (vii) which involves the payment of $1,000,000 or more in any 12 month period after the date hereof, or (viii) which would prevent, delay or impede the consummation, or otherwise reduce the contemplated benefits, of any of the transactions contemplated by this Agreement. ev3 has previously made available to FoxHollow or its representatives complete and accurate copies of each contract, arrangement, commitment or understanding of the type described in this Section 3.2(h) (collectively referred to herein as “ev3 Contracts”). All of the ev3 Contracts are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on ev3. Neither ev3 nor any of its Subsidiaries has given or received a notice of cancellation or termination under any ev3 Contract, or has, or is alleged to have, and to the knowledge of ev3, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which, with or without notice, lapse of time or both would constitute a default under the provisions of, any ev3 Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect on ev3.

(i) Benefit Plans.

(i) Section 3.2(i) of the ev3 Disclosure Schedule sets forth a true and complete list of each material ev3 Benefit Plan. An “ev3 Benefit Plan” is any “employee benefit plan” within the meaning of Section 3(3) of ERISA, and whether or not subject to ERISA, any material employment, termination or severance agreement, and any material bonus, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, equity-based, vacation, severance, retention, change in control, profit sharing, retirement, welfare, disability, death benefit, hospitalization or insurance plan, and any other material plan, agreement, or program providing compensation or benefits to any current or former employee, director or independent contractor of ev3 or any Subsidiary of ev3 or any ERISA Affiliate of ev3, maintained, contributed to, or required to be contributed to by ev3, any Subsidiary or any ERISA Affiliate or that ev3, any Subsidiary or any ERISA Affiliate has committed to establish, adopt or contribute to, or under which ev3, any Subsidiary or any ERISA Affiliate otherwise has or may have any liability. A “material” ev3 Benefit Plan does not include any ev3 Benefit Plan sponsored, maintained or contributed to by a non-U.S. Subsidiary of ev3 that (A) covers less than 25 employees and (B) would not reasonably be expected to have a material adverse effect on ev3.

(ii) No ev3 Benefit Plan is a multiemployer plan within the meaning of ERISA Section 3(37)).

(iii) No ev3 Benefit Plan is a “defined benefit pension plan” within the meaning of Code Section 414(j) or subject to Title IV of ERISA; no ev3 Benefit Plan is subject to the minimum funding standards of Code Section 412 and/or ERISA section 302; and neither ev3 nor any Subsidiary has any liability to the PBGC or any other person, arising directly or indirectly under Title IV of ERISA.

(iv) Each ev3 Benefit Plan has been maintained in material compliance with its terms and with all applicable laws, including, but not limited to ERISA and the Code and with respect to the ev3 Benefit Plans, individually and in the aggregate, no event has occurred and, to the knowledge of ev3, there exists no condition or set of circumstances in connection with which ev3 or any of its Subsidiaries could be subject to any liability that would reasonably be expected to have a material adverse effect on ev3 under ERISA, the Code or any other Applicable Law.

(v) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of ev3, threatened against, or with respect to, any of the ev3 Benefit Plans.

(vi) All contributions required to be made to the ev3 Benefit Plans pursuant to their terms and Applicable Law have been timely made.

(vii) The execution and delivery by ev3 of this Agreement does not, and the consummation of the Merger and compliance with the terms hereof (whether alone or in combination with any other event) will not, (A) entitle any current or former employee or director or independent contractor of ev3 or any Subsidiary to severance pay, (B) except as expressly required by this Agreement, accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any ev3 Benefit Plan, (C) result in any breach or violation of, or a default under, any ev3 Benefit Plan, or (D) cause any amounts payable under any ev3 Benefit Plan (whether in cash, in property or in the form of benefits) to fail to be deductible for federal income tax purposes by virtue of Sections 162(m) or 280G of the Code.

(viii) None of ev3, any ERISA Affiliate, or ev3 Benefit Plan has engaged in a transaction in connection with which ev3, any Subsidiary or any ERISA Affiliate, or any such trust, or any trustee or administrator thereof, or any party dealing with any ev3 Benefit Plan or any such trust could be subject to either a civil penalty assessed pursuant to Sections 409 or 502(i) of ERISA or a tax imposed pursuant to Sections 4975 or 4976 of the Code.

(ix) Each ev3 Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements during which to apply for such letter and to make any amendments necessary to obtain a favorable letter. ev3 and its Subsidiaries have not sponsored, maintained or contributed to or had any liability with respect to any qualified pension plan which, during the preceding two (2) years, has been terminated, including by way of merger with or into an ev3 Benefit Plan or another plan.

(x) ev3 and its Subsidiaries do not contribute to, have or could have any liability with respect to retiree welfare benefits for present or future terminated employees or their spouses or dependents other than as required by COBRA or any comparable state Applicable Law.

(xi) No employer other than ev3, a Subsidiary or an ERISA Affiliate is permitted to participate in any ev3 Benefit Plan and no leased employees (as defined in Code Section 414(n)) or independent contractors are eligible for, or participate in, any ev3 Benefit Plan.

(xii) Each ev3 Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in good faith compliance with Section 409A of the Code from the period beginning January 1, 2005 and with respect to any amounts that are “grandfathered” from the application of Section 409A, such plan has not been materially has not been materially modified since October 3, 2004. There are no agreements in place that would entitle any participant in any such plan to reimbursement for any additional tax imposed by Section 409A of the Code. With respect to ev3 Options issued under ev3’s Amended and Restated 2005 Stock Incentive Plan and the ev3 LLC 2003 Incentive Plan prior to January 1, 2005 that vested after December 31, 2004, ev3 represents that a good-faith attempt was made to set the exercise price of such options at a price not less than the fair market value of the ev3 Common Stock that was subject to the ev3 Option at the date of grant of the option.

(xiii) No ev3 Benefit Plan is now, nor in the past seven years been, “top-heavy” pursuant to Code Section 416.

(xiv) ev3 has delivered or made available to FoxHollow true and complete copies of:

(A) all material ev3 Benefit Plan documents and related trust agreements or other agreements or contracts evidencing any funding vehicle with respect thereto;

(B) the three most recent annual reports on Form 5500, including all schedules, attachments and/or audits thereto, with respect to any ev3 Benefit Plan for which such a report (and/or audit) is required;

(C) the form of summary plan description, including any summary of material modifications thereto or other modifications communicated to participants, currently in effect with respect to each material ev3 Benefit Plan;

(D) the most recent determination letter with respect to each ev3 Benefit Plan intended to qualify under section 401(a) of the Code and the full and complete application therefore submitted to the Internal Revenue Service; and

(E) material correspondence with regulatory authorities (such as a copy of all documents relating to a voluntary correction submission with the Department of Labor or the Internal Revenue Service) with respect to each material ev3 Benefit Plan.

(j) Subsidiaries. Exhibit 21 to ev3’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the SEC prior to the date of this Agreement includes all the Subsidiaries of ev3 which are Significant Subsidiaries. Each Subsidiary of ev3 is a corporation or other entity duly organized, validly existing and, in the case of corporations, in good standing under the laws of its jurisdiction of formation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on ev3. All of the shares of capital stock of each of the Subsidiaries held by ev3 or by another Subsidiary of ev3 are fully paid and nonassessable and are owned by ev3 or a Subsidiary of ev3 free and clear of any material Lien, except for ev3 Permitted Liens.

(k) Absence of Certain Changes or Events. (i) Since December 31, 2006, except as permitted by Section 4.2 in the case of actions taken after the date hereof, there has not been any change, circumstance or event (including any event involving a prospective change) which, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on ev3, and (ii) since December 31, 2006 through the date hereof, ev3 and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices.

(l) Board Approval. The ev3 Board, by resolutions duly adopted at a meeting duly called and held (the “ev3 Board Approval”), has (i) determined that this Agreement and the Merger are in the best interests of ev3 and its stockholders and the issuance of ev3 Common Stock in the Merger and the ev3 Charter Amendment to be advisable, (ii) adopted a resolution approving this Agreement, and (iii) recommended that the stockholders of ev3 approve the issuance of ev3 Common Stock in the Merger and the ev3 Charter Amendment (the “ev3 Recommendation”) and (iii) directed that written consents approving such matters be requested from ev3 stockholders holders of a majority of the outstanding shares of ev3 Common Stock. To the knowledge of ev3, no “moratorium,” “control share,” “fair price” or other anti-takeover law or regulation is applicable to this Agreement, the Merger or the other transactions contemplated hereby.

(m) Vote Required. No vote or consent of the holders of any class or series of capital stock of ev3 is required to approve this Agreement or the transactions contemplated hereby (including the Merger), other than (i) the affirmative vote to approve the ev3 Share Issuance of the holders of ev3 Common Stock representing a majority of the votes cast by such holders at a meeting of stockholders of ev3 called for such purpose and entitled to vote thereon or the written consent of the holders of a majority of the outstanding shares of ev3 Common Stock and (ii) the affirmative vote to approve the ev3 Charter Amendment of the holders of a majority of the outstanding shares of ev3 Common Stock at a meeting of stockholders of ev3 called for such purpose and entitled to vote thereon or the written consent of the holders of a majority of the outstanding shares of ev3 Common Stock (together, the “Required ev3 Stockholder Vote” and, together with the Required FoxHollow Stockholder Vote, the “Required Stockholder Votes”).

(n) Properties. Except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on ev3, ev3 or one of its Subsidiaries (i) has good and valid title to all the properties and assets reflected in the ev3 Financial Statements as being owned by ev3 or one of its Subsidiaries or acquired after the date thereof which are material to ev3’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, except (A) statutory liens securing payments not yet due or liens which are being properly contested by ev3 or one of its Subsidiaries in good faith and by proper legal proceedings and for which adequate reserves related thereto are maintained on the ev3 Financial Statements, (B) such imperfections or irregularities of title, claims, liens, charges, security interests, easements, covenants and other restrictions or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (C) mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected in the ev3 Financial Statements (except such liens which have been satisfied or otherwise discharged in the ordinary course of business since the date of the ev3 SEC Documents), and (D) rights granted to any non-exclusive licensee of any ev3 Intellectual Property in the ordinary course of business consistent with past practices (such liens, imperfections and irregularities in clauses (A), (B), (C) and (D), “ev3 Permitted Liens”), and (ii) is the lessee of all leasehold estates reflected in the ev3 Financial Statements or acquired after the date thereof which are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to ev3’s knowledge, the lessor.

(o) Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect, (i) ev3 or its Subsidiaries own, free and clear of all Liens other than ev3 Permitted Liens, or have a valid license or right to use all Intellectual Property used in their business as currently conducted (the “ev3 Intellectual Property”), (ii) no judgment, decree, injunction, rule or order has been rendered by any Governmental Entity which would limit, cancel or question the validity of, or ev3’s or its Subsidiaries’ rights in and to, any ev3 Intellectual Property, (iii) to the knowledge of ev3 and its Subsidiaries do not Infringe the valid Intellectual Property rights of any third party and the ev3 Intellectual Property is not being Infringed by any third party, (iv) no Action is pending or has been threatened against ev3 or any of its Subsidiaries alleging that the operation of ev3’s business Infringes the Intellectual Property rights of any third party or challenging the validity, or seeking to restrict ev3’s use, of any ev3 Intellectual Property, (v) to the knowledge of ev3 none of the material ev3 Intellectual Property has expired or been abandoned and to the knowledge of ev3, all such material ev3 Intellectual Property is valid and enforceable and (vi) ev3 and its Subsidiaries have taken all reasonable actions to protect and maintain the confidentiality of any trade secrets and other confidential information included in the material ev3 Intellectual Property.

(p) Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on ev3, (i) ev3 and its Subsidiaries hold, and are currently, and at all prior times have been, in continuous compliance with all Environmental Permits, and are currently, and at all prior times have been, otherwise in continuous compliance with all applicable Environmental Laws and, to the knowledge of ev3, there is no condition that would reasonably be expected to prevent or interfere with compliance with all applicable Environmental Laws and all applicable Environmental Permits in the future, (ii) ev3 and its Subsidiaries have not received any Environmental Claim, and ev3 has no knowledge of any pending or threatened Environmental Claim, (iii) no Hazardous Materials have been generated, transported, treated, stored, installed, disposed of, arranged to be disposed of, released or threatened to be released at, on, from or under any of the properties or facilities currently or formerly owned, leased or otherwise used by ev3 or its Subsidiaries, in violation of, or in a manner or to a location that could give rise to liability to ev3 or its Subsidiaries under Environmental Laws, and (iv) ev3 and its Subsidiaries have not assumed, contractually or by operation of law, any liabilities or obligations under or relating to any Environmental Laws.

(q) Labor and Employment Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on ev3, (i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the knowledge of ev3, threatened against ev3 or any of its Subsidiaries, (ii) no union, works council or other labor organization represents, or claims to represent, any group of employees with respect to their employment by ev3 or any of its Subsidiaries and no union organizing campaign with respect to the employees of ev3 or its Subsidiaries is threatened or underway, (iii) there is no unfair labor practice charge or complaint against ev3 or its Subsidiaries pending or, to the knowledge of ev3, threatened before the National Labor Relations Board or any similar state or foreign agency, (iv) there is no grievance pending relating to any collective bargaining agreement or other grievance procedure, (v) no charges with respect to or relating to ev3 or its Subsidiaries are pending before the Equal Employment Opportunity Commission or any other state or foreign agency responsible for the prevention of unlawful employment practices and (vi) no employee of ev3 or its Subsidiaries is in violation of (and to the knowledge of ev3 no written allegation has been made that any employee is in violation of) any term of any restrictive covenant, common law nondisclosure obligation, fiduciary duty, or other obligation to a former employer of any such employee relating (A) to the right of any such employee to be employed by ev3 or its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information. Neither ev3 nor any of its Subsidiaries is a party to a current conciliation agreement, consent decree, or other agreement or order with any Governmental Entity with respect to labor or employment practices. Section 3.2(q) of the ev3 Disclosure Schedule sets forth a complete and accurate list of all foreign works’ councils to which ev3 or any of its Subsidiaries are subject and the jurisdictions of each such works’ council or similar labor body and any collective bargaining agreement, works’ council or other similar labor agreement between ev3 or any of its Subsidiaries and any union representative or similar employee representative within ev3 or any of its Subsidiaries to which employees located outside the United States are subject. ev3 and its Subsidiaries have complied with all Applicable Law and all collective bargaining agreements, works’ council agreements or similar labor agreements in connection with the execution and delivery of the Agreement and the consummation of the transactions contemplated by this Agreement, including but not limited to providing required notice.

(r) Insurance. All material insurance policies of ev3 and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the management of ev3 reasonably has determined to be prudent in accordance with industry practices or as is required by law. Neither ev3 nor any of its Subsidiaries is in material breach or default, and neither ev3 nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, of any of such material insurance policies.

(s) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or person except Banc of America Securities LLC (the “ev3 Financial Advisor”) has been retained by or is authorized to act on behalf of ev3 or any of its Subsidiaries and is or might be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement.

(t) Opinion of ev3 Financial Advisor. The ev3 Board has received the opinion of the ev3 Financial Advisor, dated as of July 20, 2007, to the effect that as of the date of such opinion the Merger Consideration is fair, from a financial point of view, to ev3.

ARTICLE IV.

Covenants Relating to Conduct of Business

4.1 Covenants of FoxHollow. During the period from the date of this Agreement and continuing until the Effective Time, FoxHollow agrees as to itself and its Subsidiaries that, except as expressly contemplated or permitted by this Agreement or to the extent that ev3 shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed:

(a) Ordinary Course. FoxHollow and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities and preserve their relationships with employees, customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. FoxHollow shall not, nor shall it permit any of its Subsidiaries to, (i) except as disclosed in the FoxHollow SEC Documents prior to the date of this Agreement or except as set forth in Section 4.1(a)(i) of the FoxHollow Disclosure Schedule, enter into (including via any acquisition) any new line of business which represents a material change in the operations of FoxHollow and its Subsidiaries and which is material to FoxHollow and its Subsidiaries, taken as a whole, (ii) make any material change to its or its Subsidiaries’ businesses, except as required by applicable legal requirements, (iii) enter into, terminate or fail to renew any material lease, contract, license or agreement, or make any change to any existing material leases, contracts, licenses or agreements other than in the ordinary course of business or consistent with past practice or (iv) make any capital expenditures, other than capital expenditures which, in the aggregate, do not exceed the aggregate amount for capital expenditures specified in FoxHollow’s long-term plan for 2007 and 2008 (a true and complete copy of which has been provided to ev3 prior to the date of this Agreement).

(b) Dividends; Changes in Stock. Except as set forth in Section 4.1(b) of the FoxHollow Disclosure Schedule, FoxHollow shall not, nor shall it permit any of its Subsidiaries to, or propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for dividends by a wholly owned Subsidiary of FoxHollow, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, except for repurchases of

“unvested shares” (as defined in any restricted stock purchase agreement under the FoxHollow 1997 Stock Plan (an “RSA Agreement”)) pursuant to and in accordance with the terms of the RSA Agreement.

(c) Issuance of Securities. Except as set forth in Section 4.1(c) of the FoxHollow Disclosure Schedule, FoxHollow shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt, any stock appreciation rights, or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of FoxHollow Common Stock required to be issued upon the exercise or settlement of FoxHollow Stock Awards outstanding on the date hereof in accordance with the terms of the applicable FoxHollow Stock Award, (ii) issuances by a wholly owned Subsidiary of its capital stock to its parent or to another wholly owned Subsidiary of FoxHollow and (iii) the issuance of FoxHollow Common Stock pursuant to options and rights granted under the FoxHollow ESPP.

(d) Governing Documents, Etc. FoxHollow shall not amend or propose to amend its Certificate of Incorporation or By-laws or, except as permitted pursuant to Section 4.1(e) or (f), enter into, or permit any Subsidiary to enter into, a plan of consolidation, merger or reorganization with any person other than a wholly owned Subsidiary of FoxHollow.

(e) Acquisitions. FoxHollow shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, rights or properties; provided, however, that the foregoing shall not prohibit (i) internal reorganizations or consolidations involving existing Subsidiaries that would not present a material risk of any material delay in the receipt of any Requisite Regulatory Approval (as defined in Section 6.1(c)) or (ii) the creation of new Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement.

(f) Dispositions. FoxHollow shall not, and shall not permit any of its Subsidiaries to, sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its assets, rights or properties (including capital stock of its Subsidiaries and indebtedness of others held by FoxHollow and its Subsidiaries) which are material, individually or in the aggregate, to FoxHollow, other than internal reorganizations or consolidations involving existing Subsidiaries that would not present a material risk of any material delay in the receipt of any Requisite Regulatory Approval.

(g) Indebtedness. FoxHollow shall not, and shall not permit any of its Subsidiaries to, incur, create or assume any long term indebtedness for borrowed money (or modify any of the material terms of any such outstanding long-term indebtedness), guarantee any such long term indebtedness or issue or sell any long term debt securities or warrants or rights to acquire any long term debt securities of FoxHollow or any of its Subsidiaries or guarantee any long term debt securities of others, other than (i) in replacement of existing or maturing debt, (ii) indebtedness of any Subsidiary of FoxHollow to FoxHollow or to another Subsidiary of FoxHollow, or (iii) indebtedness that does not exceed in the aggregate the amount set forth in Section 4.1(g) of the FoxHollow Disclosure Schedule.

(h) Other Actions. FoxHollow shall not, and shall not permit any of its Subsidiaries to, take any action with the intention of making any of its representations and warranties set forth in this Agreement untrue, subject to such exceptions as do not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on FoxHollow or ev3 following the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement, or (unless such action is required by Applicable Law) which would materially adversely affect the ability of the parties to obtain any of the Requisite Regulatory Approvals without taking any action of the type referred to in Section 5.2(b)(i).

(i) Accounting Methods; Tax Matters. Except as disclosed in any FoxHollow SEC Document filed prior to the date of this Agreement, FoxHollow shall not change its methods of accounting in effect at December 31, 2006, except as required by generally accepted accounting principles as concurred in by FoxHollow’s independent auditors. FoxHollow shall not (i) change its annual tax accounting period or (ii) make any tax election that, individually or in the aggregate, would reasonably be likely to have a material adverse effect on FoxHollow or ev3 after the Effective Time.

(j) Tax Free Qualification. FoxHollow shall not, and shall not permit any of its Subsidiaries to, intentionally take or cause to be taken any action, whether before or after the Effective Time, which would reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(k) Compensation and Benefit Plans. During the period from the date of this Agreement and continuing until the Effective Time, FoxHollow agrees as to itself and its Subsidiaries that, except as set forth in Section 4.1(k) of the FoxHollow Disclosure Schedule, it will not: (i) other than in the ordinary course of business consistent with past practice, enter into, adopt, amend (except for such amendments as may be required by law or necessary to comply with Section 409A of the Code) or terminate any FoxHollow Benefit Plan (other than as required by Section 5.9), (ii) except as required by any FoxHollow Benefit Plan as in effect as of the date hereof and except for normal payments, awards and increases in the ordinary course of business consistent with past practice (and not in violation of any other paragraph of this Section 4.1), increase in any manner the compensation or fringe benefits (including the acceleration of any FoxHollow Stock Award) of any director, officer, employee, independent contractor or consultant or pay any benefit not required by any FoxHollow Benefit Plan as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, (iii) enter into or renew any contract, agreement, commitment or arrangement (other than a renewal occurring in accordance with the terms of an FoxHollow Benefit Plan) providing for the payment to any director, officer, employee, independent contractor or consultant of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement, (iv) modify, reduce or waive any performance objectives or other vesting provisions with respect to any FoxHollow Stock Award except to the extent required by the terms of the FoxHollow Stock Awards, or (v)

provide, with respect to the grant of any stock option, restricted stock, restricted stock unit or other equity-related award on or after the date hereof to the extent permitted by Section 4.1(c), that the vesting of any such stock option, restricted stock, restricted stock unit or other equity-related award shall accelerate or otherwise be affected by the occurrence of any of the transactions contemplated by this Agreement. With respect to the FoxHollow Stock Awards set forth in Section 4.1(k) of the FoxHollow Disclosure Schedule, nothing in this subsection (k) or any other provision in this Section 4.1 shall prohibit FoxHollow from taking, or otherwise require FoxHollow to obtain ev3’s approval to take, any and all action necessary to determine achievement of the performance objectives, or otherwise deem performance to have been achieved at 100% target, in accordance with the terms of such FoxHollow Stock Awards.

(l) No Liquidation. FoxHollow shall not, and shall not permit any of its Significant Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

(m) Litigation. FoxHollow shall not, and shall not permit any of its Subsidiaries to, settle or compromise any litigation other than settlements or compromises of litigation where the amount paid (less the amount reserved for such matters by FoxHollow) in settlement or compromise, in each case, does not exceed an amount set forth in Section 4.1(m) of the FoxHollow Disclosure Schedule.

(n) No Restrictions on Business. FoxHollow shall not, and shall not permit any of its Subsidiaries to, enter into or otherwise become party to any contract, arrangement, commitment or understanding that will restrict or limit, in any material respect, the ability of FoxHollow or any of its Subsidiaries or affiliates from conducting, from and after the Closing, any of their businesses in any geographical area, other than any contract, arrangement, commitment or understanding terminable in full (including the restrictions and limitations on conduct of business) on notice of not more than 45 days by FoxHollow or a Subsidiary thereof without the incurrence of any liability (including an incurrence of an obligation to make any payment of any amount in respect of such termination).

(o) Other Agreements. FoxHollow shall not, and shall not permit any of its Subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.1.

4.2 Covenants of ev3. During the period from the date of this Agreement and continuing until the Effective Time, ev3 agrees as to itself and its Subsidiaries that, except as expressly contemplated or permitted by this Agreement or to the extent that FoxHollow shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed:

(a) Ordinary Course. ev3 and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities and preserve their relationships with employees, customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. ev3 shall not, nor shall it permit any of its Subsidiaries to, (i) except as disclosed in the ev3 SEC Documents prior to the date of this Agreement or except as set forth in Section 4.2 (a)(i) of the ev3 Disclosure Schedule, enter into (including via any acquisition) any new line of business which represents a material change in the operations of ev3 and its Subsidiaries and which is material to ev3 and its Subsidiaries, taken as a whole, (ii) make any material change to its or its Subsidiaries’ businesses, except as required by applicable legal requirements, or (iii) make any capital expenditures, other than capital expenditures which, in the aggregate, do not exceed the aggregate amount for capital expenditures specified in ev3’s long-term plan for 2007 and 2008 (a true and complete copy of which has been provided to FoxHollow prior to the date of this Agreement).

(b) Dividends; Changes in Stock. Except as set forth in Section 4.2(b) of the ev3 Disclosure Schedule, ev3 shall not, nor shall it permit any of its Subsidiaries to, or propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for dividends by a wholly owned Subsidiary of ev3, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, except for repurchases of unvested ev3 Common Stock in accordance with the terms of ev3 Stock Awards.

(c) Issuance of Securities. Except as set forth in Section 4.2(c) of the ev3 Disclosure Schedule, ev3 shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt, any stock appreciation rights, or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of options and other awards pursuant to ev3’s Amended and Restated 2005 Incentive Stock Plan and the issuance of options and shares of ev3 Common Stock pursuant to the ev3 ESPP, (ii) the issuance of ev3 Common Stock required to be issued upon the exercise or settlement of ev3 Stock Awards outstanding on the date hereof in accordance with the terms of the applicable ev3 Stock Award, and (iii) issuances by a wholly owned Subsidiary of its capital stock to its parent or to another wholly owned Subsidiary of ev3.

(d) Governing Documents. Except for the ev3 Charter Amendment and except as contemplated in Section 5.12, ev3 shall not amend or propose to amend its Certificate of Incorporation or By-laws or, except as permitted pursuant to Section 4.2(e) or 4.2(f), enter into, or permit any Subsidiary to enter into, a plan of consolidation, merger or reorganization with any person other than a wholly owned Subsidiary of ev3.

(e) Acquisitions. ev3 shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, rights or properties, other than (i) any acquisition (whether by means of merger, share exchange, consolidation, tender offer, asset purchase or otherwise) or other business combination with a purchase price that does not exceed $25 million, provided that aggregate fair market value of purchase consideration in the form of ev3 Common Stock for all of such acquisitions made pursuant to this 4.2(e)(i) does not exceed $10 million on the date of issuance, (ii) internal reorganizations or consolidations involving existing Subsidiaries that would not present a material risk of any material delay in the receipt of any Requisite Regulatory Approval or (iii) the creation of new Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement.

(f) Dispositions. ev3 shall not, and shall not permit any of its Subsidiaries to, sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its assets, rights or properties (including capital stock of its Subsidiaries and indebtedness of others held by ev3 and its Subsidiaries) which are material, individually or in the aggregate, to ev3, other than (i) as permitted pursuant to Section 5.3, (ii) internal reorganizations or consolidations involving existing Subsidiaries that would not present a material risk of any material delay in the receipt of any Requisite Regulatory Approval, (iii) dispositions disclosed in Section 4.2(f) of the ev3 Disclosure Schedule, and (iii) other dispositions that would not reasonably be expected to delay, impede or affect the consummation of the transactions contemplated by this Agreement in the manner contemplated hereby.

(g) Indebtedness. ev3 shall not, and shall not permit any of its Subsidiaries to, incur, create or assume any long term indebtedness for borrowed money (or modify any of the material terms of any such outstanding long-term indebtedness), guarantee any such long term indebtedness or issue or sell any long term debt securities or warrants or rights to acquire any long term debt securities of ev3 or any of its Subsidiaries or guarantee any long term debt securities of others, other than (i) in replacement of existing or maturing debt, (ii) indebtedness of any Subsidiary of ev3 to ev3 or to another Subsidiary of ev3, or (iii) indebtedness that does not exceed in the aggregate the amount set forth in Section 4.2(g) of the ev3 Disclosure Schedule.

(h) Other Actions. ev3 shall not, and shall not permit any of its Subsidiaries to, take any action with the intention of making any of its representations and warranties set forth in this Agreement untrue, subject to such exceptions as do not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on ev3 following the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement, or (unless such action is required by Applicable Law) which would materially adversely affect the ability of the parties to obtain any of the Requisite Regulatory Approvals without taking any action of the type referred to in Section 5.2(b)(i).

(i) Accounting Methods; Tax Matters. Except as disclosed in any ev3 SEC Document filed prior to the date of this Agreement, ev3 shall not change its methods of accounting in effect at December 31, 2006, except as required by generally accepted accounting principles as concurred in by ev3’s independent auditors. ev3 shall not (i) change its annual tax accounting period and (ii) make any tax election that, individually or in the aggregate, would reasonably be likely to have a material adverse effect on ev3 after the Effective Time.

(j) Tax Free Qualification. ev3 shall not, and shall not permit any of its Subsidiaries to, intentionally take or cause to be taken any action, whether before or after the Effective Time, which would reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(k) No Liquidation. ev3 shall not, and shall not permit any of its Significant Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

(l) Litigation. ev3 shall consult with FoxHollow prior to settling or compromising any litigation to which it or any of its Subsidiaries is a party, provided that ev3 shall retain the right to settle or compromise any such litigation in its sole discretion.

(m) No Restrictions on Business. ev3 shall not, and shall not permit any of its Subsidiaries to, enter into or otherwise become party to any contract, arrangement, commitment or understanding that will restrict or limit, in any material respect, the ability of ev3 or any of its Subsidiaries or affiliates from conducting, from and after the Closing, any of their businesses in any geographical area, other than any contract, arrangement, commitment or understanding terminable in full (including the restrictions and limitations on conduct of business) on notice of not more than 45 days by ev3 or a Subsidiary thereof without the incurrence of any liability (including an incurrence of an obligation to make any payment of any amount in respect of such termination).

(n) Other Agreements. ev3 shall not, and shall not permit any of its Subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.2.

4.3 Advice of Changes; Government Filings. Each party shall confer on a regular and frequent basis with the other, and promptly advise the other orally and in writing of any change or event of which such party has knowledge having, or which would reasonably be expected to have, a material adverse effect on such party or which would cause or constitute a material breach of any of the representations, warranties or covenants of such party contained herein. Each party shall promptly advise the other orally and in writing of any material deficiencies in the internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) of such party identified by such party or its auditors. Each of FoxHollow and ev3 shall have the right to review in advance, and to the extent practicable, each will consult with the other, in each case subject to Applicable Laws relating to the exchange of information, with respect to all the information relating to the other party, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that to the extent practicable it will consult with the other party hereto with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other party reasonably apprised of the status of matters relating to completion of the transactions contemplated hereby.

4.4 Control of Other Party’s Business. Nothing contained in this Agreement shall give ev3, directly or indirectly, the right to control or direct the operations of FoxHollow or shall give FoxHollow, directly or indirectly, the right to control or direct the operations of ev3 prior to the Effective Time. Prior to the Effective Time, each of FoxHollow and ev3 shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE V.

Additional Agreements

5.1 Access to Information; Confidentiality.

(a) Upon reasonable notice, FoxHollow and ev3 shall each (and shall cause each of their respective Subsidiaries to) afford to the representatives of the other, reasonable access, during normal business hours during the period prior to the Effective Time, to its properties, books, contracts, records and officers and, during such period, each of FoxHollow and ev3 shall (and shall cause each of their respective Subsidiaries to) make available to the other such information concerning its business, properties and personnel as such other party may reasonably request. Neither party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of third parties, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply, including adopting additional specific procedures to protect the confidentiality of certain sensitive material and to ensure compliance with Applicable Laws designed to prohibit, restrict or regulated actions having the purpose or effect of monopolization or restraint of trade.

(b) The parties will hold any such information which is nonpublic in confidence to the extent required by, and in accordance with, the provisions of the letter agreement, dated June 15, 2007, between ev3 and FoxHollow (the “Confidentiality Agreement”), which Confidentiality Agreement will remain in full force and effect.

(c) No such investigation by either ev3 or FoxHollow shall affect the representations and warranties of the other.

5.2 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and Applicable Laws to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, filings and other documents and to obtain as promptly as practicable all Requisite Regulatory Approvals (as defined herein) and all other consents, waivers, orders, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party hereto agrees (A) to make, as promptly as practicable, to the extent it has not already done so, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby (which filing shall be made in any event within ten (10) Business Days of the date hereof) and (B) to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or by such authorities and to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of all such consents, waivers, orders, approvals, permits, rulings, authorizations and clearances from such authorities as soon as practicable.

(b) Notwithstanding the foregoing or any other provision in this Agreement to the contrary, nothing in this Section 5.2 shall require, or be deemed to require, (i) ev3 or FoxHollow (or any of their respective Subsidiaries) to take any action, agree to take any action or consent to the taking of any action (including with respect to selling, holding separate or otherwise disposing of any business or assets or conducting its (or its Subsidiaries’) business in any specified manner) if doing so would, individually or in the aggregate, reasonably be expected to result in a material adverse effect on ev3 and FoxHollow and their Subsidiaries, taken as a whole, after the Effective Time (a “Restricted Divestiture”), or (ii) ev3 or FoxHollow (or any of their respective Subsidiaries) to take any such action that is not conditioned on the consummation of the Merger. Neither party shall take or agree to take any action identified in clause (i) or (ii) of the preceding sentence without the prior written consent of the other party.

(c) Each of ev3 and FoxHollow shall, in connection with the efforts referenced in Section 5.2(a), use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of the status of any of the matters contemplated hereby, including providing the other party with a copy of any written communication (or summary of oral communications) received by such party from, or given by such party to, the Antitrust Division of the Department of Justice, the Federal Trade Commission, the FDA or any other Governmental Entity and of any written communication (or summary of oral communications) received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) to the extent practicable, consult with each other in advance of any meeting or conference with any such Governmental Entity or, in connection with any proceeding by a private party, with any such other person, and to the extent permitted by any such Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.2, if (i) any objections are asserted with respect to the transactions contemplated hereby under any law, rule, regulation, order or decree, (ii) any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by any Governmental Entity or private party challenging the Merger or the other transactions contemplated hereby as violative of any law, rule, regulation, order or decree or which would otherwise prevent, delay or impede the consummation, or otherwise materially reduce the contemplated benefits, of the Merger or the other transactions contemplated hereby, or (iii) any law, rule, regulation, order or decree is enacted, entered, promulgated or enforced by a Governmental Entity which would make the Merger or the other transactions contemplated hereby illegal or would otherwise prevent, delay or impede the consummation, or otherwise materially reduce the contemplated benefits, of the Merger or the other transactions contemplated hereby, then each of FoxHollow and ev3 shall use its reasonable best efforts to resolve any such objections, actions or proceedings so as to permit the consummation of the transactions contemplated by this Agreement, including, subject to Section 5.2(b), selling, holding separate or otherwise disposing of or conducting its or its Subsidiaries’ business or asset in a specified manner, or agreeing to sell, hold separate or otherwise dispose of or conduct its or its Subsidiaries’ business or assets in a specified manner, which would resolve such objections, actions or proceedings.

(e) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.2, but subject to first complying with the obligations of Section 5.2(d), if any of the events specified in Section 5.2(d)(ii) or (iii) occurs, then each of ev3 and FoxHollow shall cooperate in all respects with each other and use its reasonable best efforts, subject to Section 5.2(b), to contest and resist any such administrative or judicial action or proceeding and to have vacated, lifted, reversed or overturned any judgment, injunction or other decree or order, whether temporary, preliminary or permanent, that is in effect and that prevents, materially delays or materially impedes the consummation, or otherwise materially reduces the contemplated benefits, of the Merger or the other transactions contemplated by this Agreement and to have such law, rule, regulation, order or decree repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement, and each of ev3 and FoxHollow shall use its reasonable best efforts to defend, at its own cost and expense, any such administrative or judicial actions or proceedings.

(f) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.2 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b) or 7.1(c) so long as such party has otherwise complied with its obligations under this Section 5.2 prior to such termination.

(g) ev3 shall agree to execute and deliver, at or prior to the Effective Time, supplemental indentures, loan amendments and other instruments required for the due assumption, as determined by the parties hereto, of FoxHollow’s outstanding debt, guarantees and other securities to the extent required by the terms of such debt, guarantees and securities and the instruments and agreements relating thereto, and FoxHollow shall assist ev3 in accomplishing the same.

(h) Each of FoxHollow and ev3 and their respective Boards of Directors shall, if any “moratorium,” “control share,” “fair price” or other anti-takeover law or regulation becomes applicable to this Agreement, the Merger, or any other transactions contemplated hereby, use its reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such law or regulation on this Agreement, the Merger and the other transactions contemplated hereby.

5.3 No Solicitation.

(a) Immediately following the execution and delivery of this Agreement, each of FoxHollow and ev3 shall immediately cease and cause to be terminated, and will use their reasonable best efforts to cause their respective officers, directors, employees, Subsidiaries, affiliates, investment bankers, attorneys and other advisors or representatives to cease, any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal relating to FoxHollow and ev3, respectively, and each of FoxHollow and ev3 shall promptly request that all confidential information with respect thereto furnished by or on behalf of FoxHollow or ev3, as the case may be, be returned or destroyed.

(b) Subject to Section 5.3(c), each of ev3 and FoxHollow agrees that at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall not authorize its and its Subsidiaries’ employees, affiliates, investment bankers, attorneys and other advisors or representatives to (and shall instruct each not to), directly or indirectly:

(i) solicit, initiate, knowingly encourage or facilitate, or induce the making, submission or announcement of, any proposal or offer with respect to, or a transaction or series of related transactions to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its Significant Subsidiaries (other than any such transaction permitted by Section 4.1(e) or (f) in the case of FoxHollow, and Section 4.2(e) or (f) in the case of ev3) or any purchase or sale of 15% or more of the consolidated assets (including, without limitation, stock of its Subsidiaries) of it and its Subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, its voting securities that, if consummated, would result in any person (or the stockholders of such person) beneficially owning securities representing 15% or more of its total voting power (or of the surviving parent entity in such transaction) or of any of its Significant Subsidiaries (any such proposal, offer or transaction (other than a proposal or offer made by the other party to this Agreement) being hereinafter referred to as an “Acquisition Proposal”);

(ii) furnish to any Person (other than the other party hereto or any designees of such other party) any non-public information relating to it or any of its Subsidiaries, or afford access to its business, properties, assets, books or records or the business, properties, assets, books or records of any of its Subsidiaries (other than to the other party hereto or any designees of such other party) in a manner intended to assist or facilitate any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal relating to ev3 or FoxHollow, respectively, or take any other action intended to assist or facilitate any inquiries or the making of any proposal that constitutes or could lead to an Acquisition Proposal relating to FoxHollow or ev3, respectively;

(iii) participate or engage in discussions or negotiations with any Person (other than the other party hereto) with respect to an Acquisition Proposal relating to ev3 or FoxHollow, respectively;

(iv) approve, endorse or recommend an Acquisition Proposal relating to ev3 or FoxHollow, respectively;

(v) enter into any letter of intent, memorandum of understanding or other agreement contemplating or otherwise relating to any Acquisition Proposal relating to ev3 or FoxHollow, respectively, other than a confidentiality agreement described in Section 5.3(c) below;

(vi) terminate, amend or expressly waive any rights under any “standstill” or other similar agreement between it or any of its Subsidiaries and any Person (other than the other party hereto); or

(vii) propose publicly or agree to any of the foregoing with respect to an Acquisition Proposal relating to ev3 or FoxHollow, respectively.

(c) Notwithstanding anything to the contrary in Section 5.3(b) or any other provision of this Agreement:

(i) at any time prior to the receipt of the Required FoxHollow Stockholder Vote, FoxHollow may, directly or indirectly through advisors, agents or other intermediaries, subject to compliance with the provisions of this Section 5.3, (A) engage or participate in discussions or negotiations with any Person that has made (and not withdrawn) a bona fide Acquisition Proposal to FoxHollow in writing that the FoxHollow Board reasonably determines in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel) constitutes or is reasonably likely to lead to a Superior Proposal, and/or (B) furnish to any Person that has made (and not withdrawn) a bona fide Acquisition Proposal to FoxHollow in writing that the FoxHollow Board reasonably determines in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel) constitutes or is reasonably likely to lead to a Superior Proposal any non-public information relating to FoxHollow or any of its Subsidiaries pursuant to a confidentiality agreement the terms of which are no less favorable to such party than those contained in the Confidentiality Agreement, provided that in the case of any action taken pursuant to the foregoing clauses (A) or (B), (1) the FoxHollow Board reasonably determines in good faith (after consultation with outside legal counsel) that the failure to take such action would reasonably be expected to be a breach of its fiduciary duties under the DGCL, (2) at least forty-eight (48) hours prior to engaging or participating in any such discussions or negotiations with, or furnishing any non-public information to, such Person, FoxHollow gives ev3 written notice of the identity of such Person and the material terms and conditions of such Acquisition Proposal (unless such Acquisition Proposal is in written form, in which case FoxHollow shall give ev3 a copy of all written materials comprising or relating thereto) and of FoxHollow’s intention to engage or participate in discussions or negotiations with, or furnish non-public information to, such Person, and (3) contemporaneously with furnishing any non-public information to such Person, FoxHollow furnishes such non-public information to ev3 (to the extent such information has not been previously furnished to ev3).

(ii) ev3 may at any time, directly or indirectly through advisors, agents or other intermediaries, subject to compliance with the applicable provisions of this Section 5.3, engage or participate in discussions or negotiations with, and furnish non-public information relating to FoxHollow and ev3 to, any Person that has made (and not withdrawn) a bona fide Acquisition Proposal to ev3 in writing that expressly states that such Person intends to honor, and cause ev3 to honor, the obligations of ev3 pursuant to this Agreement (a “Non-Disruptive ev3 Sale Proposal”), provided that (x) such Person enters into a confidentiality agreement with ev3 the terms of which are no less favorable to such Person than those contained in the Confidentiality Agreement, and (y) (1) the ev3 Board reasonably determines in good faith (after consultation with outside legal counsel) that that the failure to take such action would reasonably be expected to be a breach of its fiduciary duties under the DGCL, (2) at least forty-eight (48) hours prior to engaging or participating in any such discussions or negotiations with, or furnishing any non-public information to, such Person, ev3 gives FoxHollow written notice of the identity of such Person and the material terms and conditions of such Non-Disruptive ev3 Sale Proposal (unless such Non-Disruptive ev3 Sale Proposal is in written form, in which case ev3 shall give FoxHollow a copy of all written materials comprising or relating thereto) and of ev3’s intention to engage or participate in discussions or negotiations with, or furnish non-public information to, such Person, and (3) contemporaneously with furnishing any non-public information to such Person, ev3 furnishes such non-public information to FoxHollow (to the extent such information has not been previously furnished to FoxHollow). ev3 may, at any time after the receipt of a Non-Disruptive ev3 Sale Proposal, subject to compliance with the previous sentence, accept the Non-Disruptive ev3 Sale Proposal and enter into and consummate a definitive agreement in respect of such Non-Disruptive ev3 Sale Proposal (an “ev3 Sale Agreement”), provided that (A) the ev3 Sale Agreement provides that such Person shall cause ev3 to honor all of its obligations pursuant to this Agreement, including the provisions of Section 5.2, (B) prior to entering into an ev3 Sale Agreement, ev3 shall have given FoxHollow (I) at least three (3) Business Days notice of its intention to enter into an ev3 Sale Agreement, (II) the opportunity to meet and discuss with ev3 in good faith the ev3 Sale Agreement and (III) any material information possessed by it with respect to the Non-Disruptive ev3 Sale Proposal, including the material terms and conditions of such Non-Disruptive ev3 Sale Proposal, the identity of the party making such Non-Disruptive ev3 Sale Proposal and a copy of the ev3 Sale Agreement and any other material documents received by it or its representatives in connection therewith, and (C) the ev3 Board reasonably determines in good faith (after consultation with its outside legal counsel that the failure to enter into the ev3 Sale Agreement would reasonably be expected to be a breach of the fiduciary duties of the ev3 Board under the DGCL.

(d) Without limiting the generality of the foregoing, each of FoxHollow and ev3 acknowledge and hereby agree that any breach or violation of the restrictions set forth in this Section 5.3 by any directors, officers or other employees, Subsidiaries or affiliates, or any investment banker, attorney or other advisor or representative retained by any of them shall be deemed to be a breach of this Section 5.3 by such party.

(e) In addition to the obligations of FoxHollow and ev3 set forth in Section 5.3(a) and Section 5.3(b), each of FoxHollow and ev3 shall promptly, and in all cases within twenty four (24) hours of its receipt, advise the other party hereto orally and in writing of (i) any Acquisition Proposal it receives, or (ii) any request for information it receives that would reasonably be expected to lead to an Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or request (including copies of all written materials comprising or relating thereto), and the identity of the Person or group making any such Acquisition Proposal or request.

(f) Each of FoxHollow and ev3 shall keep the other reasonably informed on a current basis of the status of any discussions with respect to any Acquisition Proposal and the material terms and conditions (including all amendments or proposed amendments) of any Acquisition Proposal, request or inquiry it receives. In addition to the foregoing, each of FoxHollow and ev3 shall provide the other with reasonably prompt notice of a meeting of its board of directors (or any committee thereof) at which the board of directors (or any committee thereof) is reasonably expected to consider an Acquisition Proposal it has received, and shall inform the other as promptly as practicable of any material change in the price, structure, form of consideration or other material terms and conditions of the Acquisition Proposal.

(g) For purposes of this Agreement, “Superior Proposal” means any bona fide written Acquisition Proposal involving the acquisition of all of the outstanding voting securities of FoxHollow (i) which, if any cash consideration is involved, is not subject to any financing contingencies (and if financing is required, such financing is then fully committed to the third party making such Acquisition Proposal) and (ii) with respect to which the FoxHollow Board shall have reasonably determined in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel, and after taking into account, among other things, the financial, legal and regulatory aspects of such Acquisition Transaction, as well as any counter-offer or proposal made by ev3) that (A) the acquiring party is reasonably capable of timely consummating the proposed acquisition on the terms proposed and without unreasonable delay and (B) the proposed acquisition would, if timely consummated in accordance with its terms, be more favorable to the FoxHollow Stockholders (in their capacity as such), from a financial point of view, than the transactions contemplated by this Agreement (or any counter-offer or proposal made by ev3).

5.4 FoxHollow Board Recommendation.

(a) Subject to the terms of Section 5.4(b) and (c), the FoxHollow Board shall make the FoxHollow Board Recommendation to the stockholders of FoxHollow (the “FoxHollow Stockholders”).

(b) Neither the FoxHollow Board nor any committee thereof shall withhold, withdraw, amend or modify in a manner adverse to ev3, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to ev3, the FoxHollow Board Recommendation or announce that it has resolved to take such action (any of the foregoing actions, a “FoxHollow Board Recommendation Change”); provided, however, that notwithstanding the foregoing, at any time prior to the receipt of the Required FoxHollow Stockholder Vote, the FoxHollow Board may effect a FoxHollow Board Recommendation Change, if and only if: (A) FoxHollow has received an Acquisition Proposal that constitutes a Superior Proposal, (B) prior to effecting the FoxHollow Board Recommendation Change, FoxHollow shall have given ev3 (I) at least five (5) Business Days notice of its intention to effect such a FoxHollow Board Recommendation Change, (II) the opportunity to meet and discuss in good faith a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected and (III) any material information possessed by it with respect to the Acquisition Proposal, including the material terms and conditions of such Acquisition Proposal, the identity of the party making such Acquisition Proposal and a copy of any relevant proposed transaction agreements with the party making such Acquisition Proposal and any other material documents received by it or its representatives in connection therewith, and (C) ev3 shall not have made, within five (5) Business Days after receipt of FoxHollow’s written notice of its intention to effect a FoxHollow Board Recommendation Change, a counter-offer or proposal that the FoxHollow Board reasonably determines in good faith, after consultation with a financial advisor of nationally recognized standing and its outside legal counsel, is at least as favorable to FoxHollow’s stockholders as such Superior Proposal and (D) after such discussions, the FoxHollow Board reasonably determines in good faith (after consultation with its outside legal counsel and after considering in good faith any counter-offer or proposal made by the other party hereto pursuant to the immediately preceding clause (C)) that the failure to effect FoxHollow Board Recommendation Change would reasonably be expected to be a breach of the fiduciary duties of the FoxHollow Board under Delaware Law.

(c) Nothing in this Agreement shall prohibit the FoxHollow Board from (i) taking and disclosing to the FoxHollow Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, or (ii) making any disclosure to the FoxHollow Stockholders that the FoxHollow Board determines (after consultation with outside legal counsel) to make in good faith in order to fulfill its fiduciary duties to FoxHollow Stockholders under Delaware Law, provided that, in either such case, any such statement(s) or disclosures made by FoxHollow Board will be subject to the terms and conditions of this Agreement, including the provisions of Article VII.

(d) Nothing set forth in this Section 5.4 shall (i) permit FoxHollow to terminate this Agreement, (ii) affect any other obligation of FoxHollow under this Agreement, (iii) limit the obligation of FoxHollow to duly call, give notice of, convene and hold the FoxHollow Stockholder Meeting, (iv) relieve FoxHollow of its obligation to submit the FoxHollow Stockholder Proposal to a vote of the FoxHollow Stockholders, or (v) permit FoxHollow to submit for a vote of the FoxHollow Stockholders at or prior to the FoxHollow Stockholder Meeting any Acquisition Proposal other than the FoxHollow Stockholder Proposal.

5.5 FoxHollow Stockholder Meeting.

(a) FoxHollow, acting through the FoxHollow Board, shall take all actions in accordance with Applicable Law, applicable rules of Nasdaq and FoxHollow’s Certificate of Incorporation and Bylaws to duly call, give notice of, and shall use its reasonable best efforts to convene and hold as promptly as practicable, and in any event within forty-five (45) days after the declaration of effectiveness of the Form S-4, a meeting of its stockholders (the “FoxHollow Stockholder Meeting”) for the purpose of considering and voting upon the approval of the FoxHollow Stockholder Proposal. Unless the FoxHollow Board shall effect a FoxHollow Board Recommendation Change pursuant to and in accordance with Section 5.4(b), FoxHollow shall use its reasonable best efforts to solicit from the FoxHollow Stockholders proxies in favor of the FoxHollow Stockholder Proposal and to secure the Required FoxHollow Stockholder Vote. FoxHollow shall use its reasonable best efforts to ensure that all proxies solicited in connection with FoxHollow Stockholder Meeting are solicited in compliance with the DGCL, the rules of Nasdaq, FoxHollow’s Certificate of Incorporation and Bylaws, and all other Applicable Laws.

(b) The FoxHollow Board shall include the FoxHollow Board Recommendation in the Information/Proxy Statement-Prospectus and shall not (i) withdraw or modify in any manner adverse to ev3, the FoxHollow Board Recommendation or (ii) make a FoxHollow Board Recommendation Change, in each case except as and to the extent expressly permitted by Section 5.4(b).

(c) Notwithstanding anything to the contrary set forth in this Agreement, FoxHollow may (but shall not be required to) adjourn or postpone the FoxHollow Stockholder Meeting if (i) there are insufficient shares of FoxHollow Common Stock present or represented by a proxy at the FoxHollow Stockholder Meeting to conduct business at the FoxHollow Stockholder Meeting, (ii) FoxHollow is required to postpone or adjourn the FoxHollow Stockholder Meeting by Applicable Law or a request from the SEC or its staff, or (iii) FoxHollow determines in good faith that it is necessary or appropriate to postpone or adjourn the FoxHollow Stockholder Meeting in order to give the FoxHollow Stockholders sufficient time to evaluate any information or disclosure that FoxHollow has sent to the FoxHollow Stockholders or otherwise made available to the FoxHollow Stockholders by issuing a press release, filing materials with the SEC or otherwise.

(d) FoxHollow shall submit the FoxHollow Stockholder Proposal to the FoxHollow Stockholders at the FoxHollow Stockholder Meeting for the purpose of acting upon such proposal, whether or not (i) the FoxHollow Board at any time subsequent to the date of this Agreement shall effect a FoxHollow Board Recommendation Change, or (ii) any actual, potential or purported Acquisition Proposal or Superior Proposal has been commenced, disclosed, announced or submitted to FoxHollow Board.

5.6 Form S-4; Information/Proxy Statement-Prospectus; Regulation M-A Filings.

(a) As promptly as practicable after the execution and delivery of this Agreement, ev3 and FoxHollow shall prepare, and ev3 shall file with the SEC, a Registration Statement on Form S-4 in connection with the issuance of shares of ev3 Common Stock in the Merger (as may be amended or supplemented from time to time, the “Form S-4”). The Form S-4 shall include (i) a prospectus for the issuance of shares of ev3 Common Stock in the Merger, (ii) an information statement of ev3 for use in connection with the notice that the stockholders of ev3 have taken action without a meeting pursuant to the ev3 Stockholders Written Consent, and (iii) a proxy statement of FoxHollow for use in connection with the solicitation of proxies for the FoxHollow Stockholder Proposal to be considered at the FoxHollow Stockholder Meeting (as may be amended or supplemented from time to time, the “Information/Proxy Statement-Prospectus”). Each of ev3 and FoxHollow shall use its reasonable best efforts to have the Form S-4 declared effective by the SEC under the Securities Act as promptly as practicable after such filing with the SEC. Without limiting the generality of the foregoing, each of FoxHollow and ev3 shall, and shall cause its respective representatives to, fully cooperate with the other party hereto and its respective representatives in the preparation of the Form S-4 and the Information/Proxy Statement-Prospectus, and shall furnish the other party hereto with all information concerning it and its affiliates as the other party hereto may deem reasonably necessary or advisable in connection with the preparation of the Form S-4 and the Information/Proxy Statement-Prospectus, and any amendment or supplement thereto, and each of ev3 and FoxHollow shall provide the other party hereto with a reasonable opportunity to review and comment thereon. As promptly as practicable after the Form S-4 is declared effective by the SEC, ev3 and FoxHollow shall cause the Information/Proxy Statement-Prospectus to be mailed to their respective stockholders.

(b) Except as otherwise set forth in this Agreement, no amendment or supplement (including information incorporated by reference from reports filed under the Exchange Act, although not including any portions of reports filed subsequent to the date hereof under the Exchange Act not specifically related to the Merger) to the Information/Proxy Statement-Prospectus or the Form S-4 shall be made without the approval of ev3 and FoxHollow, which approval shall not be unreasonably withheld or delayed; provided that FoxHollow, in connection with a FoxHollow Board Recommendation Change, may amend or supplement the Information/Proxy Statement-Prospectus or the Form S-4 (including by incorporation by reference) pursuant to a Qualifying Amendment to effect such change, and in such event, the right of approval set forth in this Section 5.6(b) shall apply only with respect to such information relating to ev3 or its business, financial condition or results of operations, and shall be subject to the right of each party to have its board of directors’ deliberations and conclusions be accurately described; provided further, if ev3 alleges a breach of this Agreement by FoxHollow related to the FoxHollow Board Recommendation Change, then ev3 may amend or supplement the Information/Proxy Statement-Prospectus to include a statement of such allegation without the approval of FoxHollow. A “Qualifying Amendment” means an amendment or supplement to the Information/Proxy Statement-Prospectus or the Form S-4 (including by incorporation by reference) to the extent it contains (i) a FoxHollow Board Recommendation Change, (ii) a statement of the reasons of the FoxHollow Board for making such FoxHollow Board Recommendation Change and (iii) additional information reasonably related to the foregoing.

(c) The Form S-4 and the Information/Proxy Statement-Prospectus shall comply in all material respects as to form and substance with the requirements of the Securities Act and the Exchange Act. Without limiting the generality of the foregoing, the information supplied or to be supplied by either party hereto for inclusion or incorporation by reference in the Form S-4 shall not, at the time the Form S-4 is filed with the SEC or declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied or to be supplied by either party hereto for inclusion or incorporation by reference in the Information/Proxy Statement-Prospectus shall not, on the date the Information/Proxy Statement-Prospectus (or any amendment thereof or supplement thereto) is first mailed to stockholders, at the time of FoxHollow Stockholder Meetings, or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied or to be supplied by or on behalf of either party hereto for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each, a “Regulation M-A Filing”) shall not, at the time any such Regulation M-A Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Without limiting the generality of the foregoing, prior to the Effective Time (i) FoxHollow and ev3 shall notify each other as promptly as practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, the Form S-4, Information/Proxy Statement-Prospectus or any Regulation M-A Filing so that any such document would not include any misstatement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and as promptly as practicable thereafter, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law or the SEC, disseminated to the stockholders of FoxHollow and/or ev3. FoxHollow and ev3 shall each notify the other as promptly as practicable after the receipt by it of any written or oral comments of the SEC or its staff on, or of any written or oral request by the SEC or its staff for amendments or supplements to, the Form S-4, the Information/Proxy Statement-Prospectus or any Regulation M-A Filing, and shall promptly supply the other with copies of all correspondence between it or any of its representatives and the SEC or its staff with respect to any of the foregoing filings.

(d) FoxHollow and ev3 shall make any necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder. In addition, ev3 shall use reasonable best efforts to take all actions required under any applicable federal or state securities or blue sky laws in connection with the issuance of shares of ev3 Common Stock in the Merger.

5.7 Affiliates. FoxHollow shall use reasonable efforts to cause each person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) to deliver to ev3, as soon as reasonably practicable and in any event prior to the FoxHollow Stockholder Meeting, a written agreement, in form and substance reasonably satisfactory to ev3, relating to required transfer restrictions on the ev3 Common Stock received by them in the Merger pursuant to Rule 145 under the Securities Act.

5.8 Stock Exchange Listing. ev3 shall use reasonable best efforts to cause (i) the shares of ev3 Common Stock to be issued in the Merger and (ii) the shares of ev3 Common Stock to be reserved for issuance upon the exercise, vesting or payment under any Converted Equity Award, to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Closing Date.

5.9 Employee Benefit Plans.

(a) As of and following the Effective Time, ev3 will either (a) continue the employee benefit plans, programs and policies (including without limitation any plan intended to qualify within the meaning of Section 401(a) of the Code and any vacation, sick, personal time off plans or programs) of FoxHollow (“Applicable FoxHollow Plans”), except as provided in Section 5.9(b), (b) permit Covered Employees (as defined below) and, as applicable, their eligible dependents, to participate in the employee benefit plans, programs and policies (including without limitation any plan intended to qualify within the meaning of Section 401(a) of the Code and any vacation, sick, personal time off plans or programs) of ev3 (“Applicable ev3 Plans”) on terms substantially no less favorable than those provided to similarly situated employees of ev3, or (c) a combination of clauses (a) and (b). Following the date hereof and prior to the Effective Time, FoxHollow and ev3, acting in good faith, will cooperate in reviewing and evaluating the Applicable FoxHollow Plans to determine appropriate employee benefit and compensation plans, programs and arrangements for individuals employed with FoxHollow or its Subsidiaries on the Closing Date (the “Covered Employees”) which, among other things, will treat Covered Employees on terms substantially no less favorable then the terms applicable to similarly situated employees of ev3 and which may include offering coverage to Covered Employees and their dependents under Applicable ev3 Plans. Prior to the Effective Time, FoxHollow and ev3 will reasonably cooperate to provide any notice to an insurer or other vendor with respect to the treatment of Applicable FoxHollow Plans or Applicable ev3 Plans, as determined in accordance with this Section 5.9(a), provided that such notice may be contingent on the Closing, or may take such other actions as FoxHollow and ev3 agree is necessary prior to the Effective Time. ev3 Benefit Plans will provide all Covered Employees eligible to participate in such plans with service credit for purposes of eligibility, participation and vesting for all periods of employment with FoxHollow and its Subsidiaries (or their predecessor entities), but only to the extent such service would have been taken into account under an Applicable ev3 Plan had such service been performed as an employee of ev3 and provided that, if FoxHollow maintained a comparable plan prior to the Effective Time, such service will only be credited to the extent such service was credited under such FoxHollow plan. ev3 shall cause pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under the group health plans of ev3 in which a Covered Employee who is a participant in a comparable FoxHollow group health plan on the Closing Date (and their eligible dependents) will participate to be waived, subject to the approval of any stop-loss or excess-risk insurer with respect to any self-insured plan, which ev3 will use its best efforts to obtain prior to the Effective Time. Even if ev3 is unable to obtain approval from the insurer to waive the pre-existing condition limitation, ev3 agrees that the pre-existing condition exclusion under its group medical plan will not apply to any Covered Employee who enrolls in the ev3 plan when first eligible and who has had coverage under any medical insurance policy (including the Applicable FoxHollow Plan providing group medical insurance) during the 12-month period prior to the date such Covered Employee enrolls in the ev3 group medical plan (without a break of coverage extending more than 63 days). If Covered Employees are transitioned from Applicable FoxHollow Plans providing group health plan coverage to Applicable ev3 Plans providing group health plan coverage prior to December 31, 2007, ev3 will provide credit under such Applicable ev3 Plans for any co-payments made and amounts credited towards deductibles and out-of-pocket maximums by Covered Employees (and their eligible dependents) under the Applicable FoxHollow Plans between October 1, 2007 and December 31, 2007; if such transition occurs in 2008, ev3 will provide credit under such Applicable ev3 Plans for any co-payments made and amounts credited towards deductibles and out-of-pocket maximums by Covered Employees (and their eligible dependents) under the Applicable FoxHollow Plans between January 1, 2008 and the date of such transition to the Applicable ev3 Plans.

(b) FoxHollow will cease contributions to and terminate each FoxHollow Benefit Plan qualified under Code Section 401(k) (the “FoxHollow 401(k) Plan”) and adopt written resolutions and a plan amendment terminating the FoxHollow 401(k) Plan, the form and substance of which shall be subject to ev3’s review and approval (which approval shall not be unreasonably withheld, conditioned or delayed), to terminate such FoxHollow 401(k) Plan and to fully (100%) vest all participants under said FoxHollow 401(k) Plan, such termination and vesting to be effective no later than one business day preceding the Closing Date; provided, however, that such FoxHollow 401(k) Plan termination may be made contingent upon the consummation of the transactions contemplated by this Agreement, and provided further that

FoxHollow makes final matching and 401(k) contributions or any corrective contributions required by Applicable Law to the FoxHollow 401(k) Plan that is attributable to contributions that accrued prior to or are based on compensation earned prior to the Closing Date. Covered Employees who are participants in the FoxHollow 401(k) Plan will be allowed to rollover their distributions (including any outstanding plan loan that is not in default) from the FoxHollow 401(k) Plan into the ev3 401(k) Plan

(c) With respect to the Converted Options, FoxHollow will not take any action to accelerate the vesting of any such options beyond what is contractually provided as of the date of this Agreement (except as otherwise provided in Section 3.1(i) of the FoxHollow Disclosure Schedule), and will take any action that it is permitted to take so that the vesting of such options is not accelerated.

(d) Nothing in this Section 5.9 shall be treated as an amendment of any Applicable FoxHollow Plan or any Applicable ev3 Plan (or an undertaking to amend any such plan), (ii) nothing in this Section 5.9 will prohibit ev3 from amending, modifying or terminating any Applicable FoxHollow Plan after the Effective Time or Applicable ev3 Plan pursuant to, and in accordance with, the terms thereof, and (iii) nothing in this Section 5.9 shall confer any rights or benefits on any person other than FoxHollow and ev3. Notwithstanding the foregoing, ev3 shall, or shall cause the Surviving Corporation to, honor, in accordance with their terms as in effect immediately prior to the Effective Time, the change of control severance agreements between FoxHollow and any officer or employee thereof (individually and collectively referred to herein as the “Executives”) and are set forth in Section 5.9(d) of the FoxHollow Disclosure Schedule. The obligations pursuant to the preceding sentence shall not be terminated, amended, or otherwise modified in such a manner as to adversely affect any Executive (and his or her heirs and representatives) without the prior written consent of such affected Executive.

5.10 Section 16 Matters. Assuming that FoxHollow delivers to ev3 the Section 16 Information (as defined below) reasonably in advance of the Effective Time, the ev3 Board, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by the Insiders (as defined below) of ev3 Common Stock in exchange for shares of FoxHollow Common Stock, the receipt of Converted Options in exchange for FoxHollow Options, and the receipt of Converted Stock Awards in exchange for FoxHollow Stock Awards, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information provided by FoxHollow to ev3 prior to the Effective Time, is intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt. “Section 16 Information” shall mean information accurate in all material respects regarding the Insiders, the number of shares of the capital stock held by each such Insider, and the number and description of options, stock appreciation rights, restricted shares and other stock-based awards held by each such Insider. “Insiders” shall mean those officers and directors of FoxHollow who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

5.11 Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except as otherwise provided in Section 7.3 and except that (a) if the Merger is consummated, the Surviving Corporation shall pay, or cause to be paid, any and all property or transfer taxes imposed on the parties hereto in connection with the Merger, (b) expenses incurred in connection with filing, printing and mailing the Information/Proxy Statement-Prospectus and the Form S-4 shall be shared equally by ev3 and FoxHollow and (c) the HSR filing fee shall be borne 60% by ev3 and 40% by FoxHollow.

5.12 Governance.

(a) On or prior to the Effective Time, ev3’s Board of Directors shall take such actions as are necessary to cause the following to occur as of the Effective Time (i) creation of the position of Chairman of the Board of Directors, (ii) appointment of a Chairman of the Board, who shall be the current Chief Executive Officer of ev3; (iii) appointment of the current Chief Executive Officer of FoxHollow as the Chief Scientist of ev3, and (iv) the number of directors that shall comprise the Board of Directors of ev3 at the Effective Time to be ten (10) persons. Immediately following the Effective Time, the Board of Directors of ev3 shall consist of six (6) members selected by ev3, who shall be the persons named in Section 5.12(a) of the ev3 Disclosure Schedule, and four (4) members selected by FoxHollow, who shall be the persons named in Section 5.12(a) of the FoxHollow Disclosure Schedule. After the Effective Time, the directors of ev3 that are independent directors pursuant to the Nasdaq Marketplace Rules in effect from time to time (the “Independent Directors”) shall have regularly scheduled meetings at which only Independent Directors are present. The Independent Directors shall appoint a lead director to call and lead such meetings.

(b) On or prior to the Effective Time, the ev3 Board of Directors shall take such actions as are necessary to establish three standing committees as of the Effective Time, each with three (3) members: a Nominating and Corporate Governance Committee, an Audit Committee and a Compensation Committee. Each member of the Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee shall qualify as an Independent Director at all times that ev3 Common Stock is listed on Nasdaq. Each of these committees shall include two members designated by ev3 (one of whom shall be designated by ev3 as the chair of the committee) and one member designated by FoxHollow.

(c) As soon as practicable after the date hereof, the parties shall create a joint business integration committee (the “Integration Committee”). The Integration Committee shall consist of three (3) representatives designated by FoxHollow and four (4) representatives designated by ev3. The Chief Executive Officer of ev3 shall be one of the ev3 representatives and shall be chair of the Integration Committee. The Integration Committee shall be responsible for organizing, developing, managing and implementing a plan for the prompt and efficient integration of the business organizations of ev3 and FoxHollow and their respective Subsidiaries, subject to the requirement that control of the management, properties and assets of ev3 and FoxHollow, as set forth in this Agreement, shall at all times prior to the Effective Time remain under the control of their respective boards of directors, and after the Effective Time shall be under the control of the ev3 Board. The Integration Committee shall report its findings and make recommendations to the board of directors of each of ev3 and FoxHollow with respect to integration matters.

5.13 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, ev3 shall, and shall cause the Surviving Corporation to, to the fullest extent permitted by Applicable Law, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of FoxHollow or any of its Subsidiaries (the “FoxHollow Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of FoxHollow or any Subsidiary of FoxHollow, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby).

(b) For a period of six (6) years after the Effective Time, ev3 shall, and shall cause the Surviving Corporation and its Subsidiaries to, maintain in effect, honor and fulfill in all respects the obligations of FoxHollow and its Subsidiaries under any and all indemnification agreements in effect immediately prior to the Effective Time between FoxHollow or any of its Subsidiaries and any of the FoxHollow Indemnified Parities and shall not amend, terminate or otherwise modify any such agreements. In addition, for a period of six (6) years following the Effective Time, ev3 shall, and shall cause the Surviving Corporation and its Subsidiaries to, cause the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in the certificate of incorporation and bylaws (or other similar organizational documents) of FoxHollow and its Subsidiaries immediately prior to the Effective Time, and during such six-year period, such provisions shall not be amended, repealed or otherwise modified in any respect, except as required by Applicable Law.

(c) For a period of six years after the Effective Time, ev3 shall, and shall cause the Surviving Corporation and its Subsidiaries to, maintain in effect, the current policies of directors’ and officers’ liability insurance maintained by FoxHollow (the “D&O Policy”) (provided that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby); provided, however, that the Surviving Corporation shall not be obligated to make annual premium payments for such D&O Policy to the extent such premiums exceed 250% of the premiums paid as of the date hereof by FoxHollow for such D&O Policy (“FoxHollow’s Current Premium”), and if such premiums for such D&O Policy would at any time exceed 250% of FoxHollow’s Current Premium, then the Surviving Corporation shall cause to be maintained policies of D&O Policy which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to 250% of FoxHollow’s Current Premium. Prior to the Effective Time, notwithstanding anything to the contrary in this

Agreement, in lieu of its obligations under the first sentence of this Section 5.13(c), ev3 may purchase a six-year “tail” prepaid policy on the D&O Policy on terms and conditions no less advantageous than such policy, and in the event that ev3 shall purchase such a “tail” policy prior to the Effective Time, ev3 and the Surviving Corporation shall maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of ev3 and the Surviving Corporation under the first sentence of this Section 5.13(c) for so long as such “tail” policy shall be maintained in full force and effect.

(d) The Surviving Corporation shall pay (as incurred) all expenses, including reasonable fees and expenses of counsel, which an indemnified person may incur in enforcing the indemnity and other obligations provided for in this Section 5.13.

(e) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.13.

(f) The obligations under this Section 5.13 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any FoxHollow Indemnified Party (or any other person who is a beneficiary under the D&O Policy or the “tail” policy referred to in Section 5.13(c) (and their heirs and representatives)) without the prior written consent of such affected FoxHollow Indemnified Party or other person who is a beneficiary under the D&O Policy or the “tail” policy referred to in Section 5.13(c) (and their heirs and representatives). Each of the FoxHollow Indemnified Parties or other persons who are beneficiaries under the D&O Policy or the “tail” policy referred to in Section 5.13(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 5.13, with full rights of enforcement as if a party hereto or thereto. The rights of the FoxHollow Indemnified Parties (and other persons who are beneficiaries under the D&O Policy or the “tail” policy referred to in Section 5.13(c) (and their heirs and representatives)) under this Section 5.13 shall be in addition to, and not in substitution for, any other rights to indemnification or contribution that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification and other agreements of or entered into by the FoxHollow or any of its Subsidiaries, or applicable legal requirements (whether at law or in equity). ev3 shall pay all reasonable expenses that may be incurred by the FoxHollow Indemnified Parties in enforcing the indemnity and other obligations provided in this Section 5.13, provided that such FoxHollow Indemnified Party is successful in enforcing any such claim.

5.14 Public Announcements. ev3, Merger Co. and FoxHollow shall use reasonable best efforts (i) to develop a joint communications plan, (ii) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (iii) except in respect of any announcement required by Applicable Law or by obligations pursuant to any listing agreement with or rules of Nasdaq in which it is impracticable to consult with each other as contemplated by this clause (iii), to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in or consistent with the Information/Proxy Statement-Prospectus in accordance with the provisions of Section 5.6 or as otherwise permitted under Section 4.3, no party shall issue any press release or otherwise make any public announcement regarding the transactions contemplated hereby or any party hereto without the consent of such party, which consent shall not be unreasonably withheld, conditioned or delayed.

5.15 Form S-8. ev3 agrees to file a registration statement on Form S-8 for the shares of ev3 Common Stock issuable with respect to assumed FoxHollow Stock Awards promptly, but in no event later than five (5) Business Days, following the Effective Time and shall maintain the effectiveness of such registration statement thereafter for so long as any such FoxHollow Stock Awards remain outstanding.

5.16 Filing of ev3 Charter Amendment. ev3 agrees that it shall file the ev3 Charter Amendment to be effective immediately prior to the Effective Time, unless this Agreement is terminated in accordance with Article VIII.

5.17 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall use reasonable best efforts to take all such necessary action.

ARTICLE VI.

Conditions Precedent

6.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligation of each of the parties to effect the Merger shall be subject to the satisfaction prior to the Closing of the following conditions:

(a) Stockholder Approval. FoxHollow shall have obtained the Required FoxHollow Stockholder Vote.

(b) Nasdaq Listing. The shares of (i) ev3 Common Stock to be issued in the Merger and (ii) ev3 Common Stock to be reserved for issuance upon exercise, vesting or payment under any Converted Equity Awards shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

(c) Requisite Regulatory Approvals. The authorizations, consents, orders or approvals of, or declarations or filings with, and the expirations of waiting periods required from, any Governmental Entity set forth in Section 6.1(c) of each of the FoxHollow Disclosure Schedule and the ev3 Disclosure Schedule shall have been filed, have occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the “Requisite Regulatory Approvals”), and all such Requisite Regulatory Approvals shall be in full force and effect.

(d) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

(e) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger in the United States or any foreign jurisdiction material to ev3 or FoxHollow shall be in effect. There shall not be any action taken, or any law, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity of competent jurisdiction in the United States or any foreign jurisdiction material to ev3 or FoxHollow that makes the consummation of the Merger illegal.

(f) Burdensome Condition. There shall not be any pending or overtly threatened suit, action or proceeding asserted by any Governmental Entity seeking to require FoxHollow or ev3 to effect a Restricted Divestiture.

6.2 Conditions to Obligations of ev3. The obligation of ev3 and Merger Co. to effect the Merger is subject to the satisfaction prior to the Closing of the following conditions unless waived by ev3:

(a) Representations and Warranties.

(i) The representation and warranties of FoxHollow set forth in Section 3.1(b) shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made only as of a specified date, which shall be true and correct in all material respects as of the specified date).

(ii) Each of the other representations and warranties of FoxHollow set forth in this Agreement (read without any materiality or material adverse effect qualifications, other than the representation set forth in Section 3.1(k)(ii) which shall be read with the material adverse effect qualification) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made only as of a specified date, which shall be true and correct in all material respects as of the specified date), other than such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on FoxHollow, and ev3 shall have received a certificate signed on behalf of FoxHollow by an authorized executive officer of FoxHollow to such effect.

(b) Performance of Obligations of FoxHollow. FoxHollow shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date, and ev3 shall have received a certificate signed on behalf of FoxHollow by an authorized executive officer of FoxHollow to such effect.

(c) Dissenting Shares. The total number of Dissenting Shares shall not exceed ten percent (10%) of the issued and outstanding shares of FoxHollow Common Stock as of the Effective Time, and ev3 shall have received a certificate to such effect signed by the chief executive officer and chief financial officer of FoxHollow.

(d) Merck Consent. Merck & Co., Inc. (“Merck”), which is a party to that certain Amended and Restated Collaboration and License Agreement (as may be amended from time to time, the “Collaboration Agreement”) dated as of September 26, 2006, by and between Merck and FoxHollow, shall have on the date hereof, in connection with its execution of the Voting Agreement, consented to the Merger and the other transactions contemplated by this Agreement and irrevocably waived its rights with respect to the transactions contemplated by this Agreement under Section 8.2.1(c) and Section 8.2.3 of the Collaboration Agreement.

(e) Tax Opinion. ev3 shall have received the opinion of Oppenheimer Wolff & Donnelly LLP, counsel to ev3, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to ev3 shall be entitled to rely upon customary representations and assumptions provided by ev3, Merger Co. and FoxHollow that counsel to ev3 reasonably deems relevant.

6.3 Conditions to Obligations of FoxHollow. The obligation of FoxHollow to effect the Merger is subject to the satisfaction prior to the Closing of the following conditions unless waived by FoxHollow:

(a) Representations and Warranties.

(i) The representation and warranties of ev3 set forth in Section 3.2(b) shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made only as of a specified date, which shall be true and correct in all material respects as of the specified date).

(ii) Each of the other representations and warranties of ev3 set forth in this Agreement (read without any materiality or material adverse effect qualifications, other than the representation set forth in Section 3.2(k)(ii) which shall be read with the material adverse effect qualification) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made only as of a specified date, which shall be true and correct in all material respects as of the specified date), other than such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on ev3, and FoxHollow shall have received a certificate signed on behalf of FoxHollow by an authorized executive officer of ev3 to such effect.

(b) Performance of Obligations of ev3. ev3 shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed or complied with by it under this Agreement at or prior to the Closing Date, and FoxHollow shall have received a certificate signed on behalf of ev3 by an authorized executive officer of ev3 to such effect.

(c) Tax Opinion. FoxHollow shall have received the opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to FoxHollow, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to FoxHollow shall be entitled to rely upon customary representations and assumptions provided by ev3, Merger Co. and FoxHollow that counsel to FoxHollow reasonably deems relevant.

ARTICLE VII.

Termination and Amendment

7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after any Required Stockholder Vote has been obtained:

(a) by mutual consent of ev3, Merger Co. and FoxHollow in a written instrument;

(b) by either ev3 or FoxHollow, upon written notice to the other party, if a Governmental Entity of competent jurisdiction that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and non-appealable; or any Governmental Entity of competent jurisdiction in the United States or any foreign jurisdiction material to ev3 or FoxHollow shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to comply with Section 5.2 or any other provision of this Agreement has been a proximate cause of, or resulted in, such action;

(c) by either ev3 or FoxHollow if the Merger shall have not been consummated by January 31, 2008 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to any party hereto whose action or failure to fulfill any covenant or obligation under this Agreement has been a proximate cause of or resulted in any of the conditions to the consummation of the transactions contemplated hereby set forth in Article VI having failed to be satisfied or fulfilled on or prior to the Termination Date, and such action or failure to fulfill any covenant or obligation constitutes a material breach of this Agreement;

(d) by either ev3 or FoxHollow if the Required FoxHollow Stockholder Vote shall not have been obtained at the FoxHollow Stockholder Meeting (or any adjournment or postponement thereof) at which a vote was taken on the FoxHollow Stockholder Proposal.

(e) by either ev3 or FoxHollow, upon written notice to the other party, if there shall have been a breach by the other party of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of such other party, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in Section 6.2(a) or (b) or Section 6.3(a) or (b), as the case may be, and which breach has not been cured within thirty (30) days following written notice thereof to the breaching party; provided, however, that such cure period will be extended for such longer period (not to exceed the Termination Date) during which the breaching party exercises commercially reasonable efforts to cure; or

(f) by ev3 in the event that a Triggering Event shall have occurred with respect to FoxHollow. For all purposes of and under this Agreement, a “Triggering Event” shall be deemed to have occurred with respect to FoxHollow if, prior to the Effective Time, any of the following shall have occurred with respect to FoxHollow: (i) FoxHollow shall have failed to duly call, give notice of, convene and hold the FoxHollow Stockholder Meeting, or FoxHollow shall have failed to take a vote on the FoxHollow Stockholder Proposal at the FoxHollow Stockholder Meeting, all in accordance with Section 5.5; (ii) the FoxHollow Board or any committee thereof shall have for any reason effected a FoxHollow Board Recommendation Change; (iii) FoxHollow shall have failed to include FoxHollow Board Recommendation in the Information/Proxy Statement-Prospectus; (iv) the FoxHollow Board or any committee thereof shall have for any reason approved, or recommended that the FoxHollow Stockholders approve, any Acquisition Proposal other than the transactions contemplated by this Agreement (whether or not a Superior Proposal); (v) except for a confidentiality agreement expressly permitted by Section 5.1, FoxHollow shall have entered into a letter of intent, memorandum of understanding or other agreement accepting any Acquisition Proposal (whether or not a Superior Proposal); or (vi) an Acquisition Proposal (whether or not a Superior Proposal) shall have been made in respect of FoxHollow by a Person unaffiliated with ev3 and, within ten (10) Business Days after notice of such Acquisition Proposal is first published, sent or given to the FoxHollow Stockholders, and, if requested by ev3, FoxHollow shall not have sent to its stockholders, pursuant to Rule 14e-2 under the Exchange Act, a statement unconditionally reaffirming the FoxHollow Board Recommendation, and unconditionally recommending that the stockholders of FoxHollow reject such Acquisition Proposal and not tender any shares of its capital stock into such Acquisition Proposal if made in the form of a tender or exchange offer.

7.2 Effect of Termination. In the event of termination of this Agreement by either FoxHollow or ev3 as provided in Section 7.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of ev3 or FoxHollow or their respective officers or directors, except with respect to Section 5.1(b) (Access to Information; Confidentiality), Section 5.11 (Fees and Expenses), this Section 7.2 (Effect of Termination), Section 7.3 (Termination Fee) and Article VIII (General Provisions), which shall survive such termination and except that no party shall be relieved or released from any liabilities or damages arising out of its willful and material breach of this Agreement. The Confidentiality Agreement shall survive termination of this Agreement as provided therein.

7.3 Termination Fee.

(a) In the event that this Agreement is terminated by ev3 pursuant to 7.1(f), FoxHollow shall promptly, but in no event later than two (2) Business Days after the date of such termination, FoxHollow shall pay ev3 a fee equal to Thirty-One Million Dollars ($31 million) in immediately available funds (the “Termination Fee”);

(b) In the event that (i) after the date of this Agreement, an Acquisition Proposal shall have been made to FoxHollow or shall have been made directly to the stockholders of FoxHollow generally or shall have otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, and (ii) this Agreement is terminated by ev3 or FoxHollow pursuant to Section 7.1(d), then FoxHollow shall pay to ev3 (x) Five Million Dollars ($5,000,000), which the parties agree shall be reasonable compensation for ev3’s expenses in connection with the Merger (the “Expense Reimbursement”) no later than two (2) Business Days after the date of such termination and (y) the Termination Fee less the Expense Reimbursement if within twelve (12) months following such termination FoxHollow enters into a definitive agreement with respect to, or consummates an Acquisition Transaction, which portion of the Termination Fee shall be paid to ev3 no later than two (2) Business Days after FoxHollow enters into such agreement or consummates such acquisition; provided, however that if at the time this Agreement is terminated pursuant to Section 7.1(d) a Triggering Event has occurred, such termination shall be deemed to be pursuant to Section 7.1(f), and Section 7.3(a) shall apply instead of this Section 7.3(b). For purposes of this Section 7.3, the term “Acquisition Transaction” shall mean any transaction described in the definition of “Acquisition Proposal” in Section 5.3(b) except that all references to “15%” shall be deemed references to “50%”.

(c) In the event that (i) after the date of this Agreement, an Acquisition Proposal shall have been made to FoxHollow or shall have been made directly to the stockholders of FoxHollow generally or shall have otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, (ii) this Agreement is terminated (A) by FoxHollow pursuant to Section 7.1(c) or (B) by ev3 pursuant to Section 7.1(e) and FoxHollow’s breach is willful and intentional and intended either (I) to solicit, initiate, encourage or facilitate or induce the making of an Acquisition Proposal, or (II) to cause ev3 to terminate this Agreement for a material breach of Section 5.2(a) or Section 5.6, and (iii) within twelve (12) months following such termination, FoxHollow enters into a definitive agreement with respect to, or consummates an Acquisition Transaction, then FoxHollow shall pay the Termination Fee to ev3 no later than two (2) Business Days after FoxHollow enters into such agreement or consummates such acquisition.

(d) In no event shall FoxHollow be required to pay the Termination Fee pursuant to this Section 7.3 on more than one occasion (except for the possible payment of the Termination Fee in two parts as provided in Section 7.3(b)).

(e) FoxHollow hereby acknowledges and agrees that the covenants and agreements set forth in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and, without these covenants and agreements, ev3 would not have entered into this Agreement. Accordingly, if FoxHollow shall fail to pay in a timely manner the amounts due pursuant to Sections 7.3(a), 7.3(b) or 7.3(c), and, in order to obtain such payment, ev3 shall make a claim that results in a judgment against FoxHollow, FoxHollow shall pay to ev3 its reasonable costs and expenses (including its reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amounts set forth in Sections 7.3(a), 7.3(b) or 7.3(c), as the case may be, at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

7.4 Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with this Agreement by the stockholders of FoxHollow or of ev3, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

7.5 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective boards of directors, may, to the extent permitted by Applicable Law, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

ARTICLE VIII.

General Provisions

8.1 Non-survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements that by their terms apply or are to be performed in whole or in part after the Effective Time.

8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next day courier service, or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a)	if to ev3 or Merger Co., to

ev3 Inc.

9600 54th Avenue North

Plymouth, MN 55442

Attention: Kevin M. Klemz, Esq.

Facsimile No.: (763) 398-7200

with a copy to

Oppenheimer Wolff & Donnelly LLP

Plaza VII, Suite 3300

45 South Seventh Street

Minneapolis, MN 55402

Attention: Bruce A. Machmeier, Esq.

Facsimile No.: (612) 607-7100

and

(b)	if to FoxHollow, to

FoxHollow Technologies, Inc.

740 Bay Road

Redwood City, CA 94063

Attention: John Simpson, M.D.

Facsimile No.: (650) 839-7920

with a copy to

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

Attention:	Martin W. Korman, Esq.
Robert T. Ishii, Esq.
Philip Oettinger, Esq.

Facsimile No.: (650) 493-6811

8.3 Definitions; Interpretation. Capitalized terms used herein have the meanings ascribed to them in the Sections cross-referenced in the “Index of Defined Terms” immediately following the “Table of Contents” or as otherwise set forth in this Agreement. When a reference is made in this Agreement to Sections or Schedules, such reference shall be to a Section of or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrase “made available” in this Agreement shall mean that the information referred to has been made available by the party to whom such information is to be made available. The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Schedules hereto, and not to any particular provision of this Agreement. The word “or” shall be inclusive and not exclusive. Any pronoun shall include the corresponding masculine, feminine and neuter forms. The phrases “known” or “knowledge” mean, with respect to either party to this Agreement, the actual knowledge of such party’s executive officers or such party’s in-house legal counsel. The term “affiliate” has the meaning given to it in Rule 12b-2 of the Exchange Act.

8.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and this Agreement shall become effective when such counterparts have been signed by each of the parties and delivered to the other parties, it being understood that the parties need not sign the same counterpart.

8.5 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the Voting Agreements and the other documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement and (b) except (A) as provided in Section 5.13 (which is intended for the benefit of only the persons specified therein) and (B) for the rights of FoxHollow stockholders to the Merger Consideration in accordance with Article II upon consummation of the Merger, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

8.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to choice of law principles thereof).

8.7 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations of the parties hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

8.9 Submission to Jurisdiction. Each party hereto irrevocably submits to the jurisdiction of the federal or state courts of the State of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any federal or state court in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other proceeding by the mailing of copies thereof by mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section 8.9 shall affect the right of any party to serve legal process in any other manner permitted by law. The consent to jurisdiction set forth in this Section 8.9 shall not constitute a general consent to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section. The parties hereto agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

8.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in the Section above, this being in addition to any other remedy to which they are entitled at law or in equity.

8.11 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[signature page follows]

IN WITNESS WHEREOF, ev3 Inc., Foreigner Merger Sub, Inc. and FoxHollow Technologies, Inc. have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

EV3 INC.

By:	/s/ Kevin M. Klemz
Name:	Kevin M. Klemz
Title:	Vice President, Secretary and Chief Legal Officer

FOREIGNER MERGER SUB, INC.

By:	/s/Kevin M. Klemz
Name:	Kevin M. Klemz
Title:	Chief Executive Officer

FOXHOLLOW TECHNOLOGIES, INC.

By:	/s/ John Simpson, M.D.
Name:	John Simpson, M.D.
Title:	Chief Executive Officer

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